UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]    Preliminary proxy statement
[   ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive proxy statement
[   ]    Definitive additional materials
[   ]    Soliciting Material pursuant to §14a-12

Name of Registrant as Specified in its Charter:

EQUITY LIFESTYLE PROPERTIES, INC.

Name of Person(s) Filing Proxy Statement if other than the Registrant:

N/A

Payment of filing fee (check the appropriate box):

[X]    No fee required.

[   ]    Fee paid previously with preliminary materials.

[   ]    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

els®

Equity LifeStyle Properties

Notice of 2025 Annual Meeting of Stockholders and Proxy Statement

Tuesday, April 29, 2025 at 9:00am CT
Virtual Annual Meeting of Stockholders

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
EQUITY LIFESTYLE PROPERTIES, INC.

To Our Stockholders:
You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the "Annual Meeting") of Equity LifeStyle Properties, Inc., a Maryland corporation. You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the live webcast.
¿ DATE AND TIME
Tuesday, April 29, 2025
9:00 a.m. Central Time

: ACCESS THE ANNUAL MEETING
Stockholders may participate in the virtual Annual Meeting by logging in at www.virtualshareholdermeeting.com/ELS2025.

& RECORD DATE
Stockholders of record at the close of business on February 14, 2025 (the "Record Date") are entitled to attend and vote at the Annual Meeting. On that date, there were 191,142,869 shares of Common Stock of Equity LifeStyle Properties, Inc. outstanding and entitled to vote. On March 20, 2025, these proxy materials and our annual report are being mailed or made available to stockholders.

Every Vote is Important to Equity LifeStyle Properties
1 ITEMS OF BUSINESS
1    Elect Nine (9) Directors to serve until the 2026 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.

2    Ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

3    Conduct a non-binding advisory vote to approve executive compensation as described in the Proxy Statement.

4    To transact any other business properly brought before the Annual Meeting and at any adjournments or postponements thereof.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we urge you to authorize a proxy to vote your shares as soon as possible. Instructions on how to authorize a proxy are contained in this Proxy Statement. Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. If you attend the virtual Annual Meeting, you may vote personally if you wish, even if you have previously authorized a proxy to vote your shares. Please note, however, that if your shares of Common Stock are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

* Vote by Mail
If you received a paper copy of the proxy form by mail, you may mark, sign, date and return the proxy form in the enclosed, postage-paid envelope.

( Vote by Internet or Telephone
Authorizing a proxy by internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated.
Internet     www.proxyvote.com (24/7)
Telephone 1-800-690-6903

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON April 29, 2025.

The Company's Proxy Statement for the 2025 Annual Meeting and our 2024 Annual Report for the year ended December 31, 2024 are available at https://materials.proxyvote.com/29472R.

By Order of the Board of Directors
David P. Eldersveld
Executive Vice President, Chief Legal Officer and Corporate Secretary

March 18, 2025

EQUITY LIFESTYLE PROPERTIES, INC.

PROXY STATEMENT
________________

This Proxy Statement contains information related to the 2025 Annual Meeting of Stockholders (the "Annual Meeting") of Equity LifeStyle Properties, Inc., a Maryland corporation (the "Company," "Equity LifeStyle Properties," "ELS" or "we," "us," or "our"), which will be held on Tuesday, April 29, 2025, at 9:00 a.m. Central Time. The Annual Meeting will be a virtual meeting held over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/ELS2025 and entering your 16-digit control number included in the notice containing instructions on how to access Annual Meeting materials, your proxy card, or the voting instructions that accompanied your proxy materials. On March 20, 2025, these proxy materials and our annual report are being mailed or made available to stockholders.

PROXY STATEMENT SUMMARY
The following pages provide a summary of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before submitting your vote.

Summary of Matters for Stockholder Voting

Proposal		Board's Voting Recommendation
Proposal 1	Election of Nine (9) Directors	FOR each nominee
Proposal 2	Ratification of the Appointment of Independent Accountant	FOR
Proposal 3	Advisory Vote on Executive Compensation	FOR
Stockholders will consider any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

Unless directions are set forth on the proxy, the representatives holding proxies will vote as recommended by the Board of Directors (the "Board") or, if no recommendation is given, in their own discretion.

About Equity LifeStyle Properties

Equity LifeStyle Properties is a fully integrated owner of lifestyle-oriented properties consisting of property operations and home sales and rental operations primarily within manufactured home ("MH") and recreational vehicle ("RV") communities and marinas. Mr. Samuel Zell served as Chairman of our Board from the Company’s initial public offering until his passing in May 2023. Mr. Zell is recognized as a founder of the modern REIT industry.

Business Highlights	ELS	Peer Group Average (1)
5-Year Net Income Per Common Share Growth	27.3%	45.5%
5-Year FFO Per Common Share Annualized Growth (2)	7.5%	5.1%
5-Year NFFO Per Common Share Annualized Growth (2)	7.3%	5.5%
5-Year Annual Dividend Per Common Share Growth	56%	40%

(1)    See "Compensation Discussion and Analysis - Peer Group" for a list of the companies that comprise our peer group for the year ended December 31, 2024.
(2)    Funds From Operations ("FFO") per share of common stock of the Company ("Common Share") and Normalized FFO ("NFFO") per Common Share are non-generally accepted accounting principle ("GAAP") measures. See Appendix A to this Proxy Statement for a discussion and reconciliation to the most directly comparable GAAP measure.

2024 Accomplishments (1)
● Net income per Common Share on a fully diluted basis was $1.96, 16.0% higher than 2023.
● FFO per Common Share on a fully diluted basis was $3.03, 9.5% higher than 2023.
● Normalized FFO per Common Share on a fully diluted basis was $2.91, 5.9% higher than 2023.
● Core Portfolio generated growth of 6.5% in income from property operations, excluding property management,(2) compared to 2023.
● Core MH base rental income increased by 6.1%, compared to 2023.
● Manufactured homeowners within our Core Portfolio increased by 379 to 67,002 sites in 2024 compared to 66,623 in 2023.
● Core RV and marina base rental income increased by 3.0%, compared to 2023.
● Core Annual RV and marina base rental income increased by 6.5%, compared to 2023.
● New home sales of 756 in 2024.
● Added 736 expansion sites in 2024.
● Increased the annual dividend for 2024 to $1.91 per Common Share, an increase of 6.7%, or $0.12, compared to the 2023 annual dividend of $1.79. Over the past ten years, we have increased our dividend by an average of 11.4% per year.
● Closed on the modification of our $500 million unsecured line of credit to extend the maturity date to July 18, 2028. All other material terms, including interest rate terms, remained the same. Additionally, we repaid our $300 million senior unsecured term loan and terminated the interest rate swaps.
● Sold approximately 4.5 million shares of our common stock at a price of $70.00 per Common Share from our prior at-the-market ("ATM") offering program that was entered into in February 2024.
● In November 2024, we entered into our current ATM equity offering program with an aggregate offering price of up to $700 million.

(1)    Capitalized terms not defined herein shall have the meaning ascribed to them in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 (the "2024 Form 10-K").
(2)    Income from property operations, excluding property management is a non-generally accepted accounting principle ("GAAP") measure. See Appendix A to this Proxy Statement for a discussion and reconciliation to the most directly comparable GAAP measure.

Governance Highlights

● 8 out of 9 Director Nominees are Independent
● Independent Lead Director
● Separate Board Chairman and CEO
● Independent Audit Committee
● Independent Compensation, Nominating & Corporate Governance Committee
● Independent Compensation Consultant to Advise the Compensation, Nominating & Corporate Governance Committee
● Executive Sessions of Non-Management Directors
● Risk Oversight by Board and Committees
● Two New Directors Added Within Last Five Years
● Ongoing Succession Planning
● All Directors Stand for Election Each Year
● Director Resignation Policy
● Annual Board and Committee Evaluation Process
● All Audit Committee Members are Financial Experts

● No Poison Pill
● Ability of Stockholders to Amend Bylaws by a Majority Vote
● Proxy Access
● Business Ethics and Conduct Policy for Directors, Officers and Employees
● Vendor Code of Conduct
● Policy on Securities Trading
● Prohibition Against Hedging and Pledging
● Internal Disclosure Committee for Financial Controls
● Annual Advisory Vote on Executive Compensation
● No Employment Agreements with Named Executive Officers ("NEOs")
● Compensation Recovery Policy
● Performance-Driven Executive Compensation
● Meaningful Share Ownership Guidelines for Directors and Executives

The Board believes that, as a group, the nominees bring a diverse range of thought and perspective to the Board's deliberations.

Compensation Highlights

● No Employment Agreements with NEOs ● Three-Year Vesting of Restricted Stock Awards ● Performance and Time-Based Restricted Stock Awards	● Stock Ownership Guidelines for Board and NEOs ● Performance-Based Cash Bonus Compensation

OUR NATURE: UNITING PEOPLE, PLACES AND PURPOSE
Sustainability Highlights
At ELS, sustainability is at the core of our nature. Our sustainability strategy is in "Our Nature: Uniting People, Places and Purpose." We are rooted in protecting and enhancing the environments where we live, work and play. We aim to provide these environments for our customers and residents to do the same. Our Nature also speaks to our culture of opportunity, inclusivity, caring, transparency and respect.
Information on our sustainability practices can be found in our 2023-24 Sustainability Report published in November 2024, which references the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB) and Task Force on Climate-related Financial Disclosures (TCFD), and United Nation Sustainable Development Goals (SDG) frameworks. These reports and other sustainability policies and collaborations are available at www.equitylifestyleproperties.com/sustainability. Such information is not considered part of, nor incorporated by reference into, this Proxy Statement. In addition, information on our sustainability practices and sustainability risks can be found in our 2024 Form 10-K.

CORPORATE GOVERNANCE
Governance Policies, Code of Ethics and Committee Charters
The Board regularly evaluates the Company's corporate governance policies and benchmarks those policies against the rules and regulations of governmental authorities, the best practices of other public companies and suggestions received from various authorities. The Board has adopted the Company's Guidelines on Corporate Governance, as amended. The Company's Guidelines on Corporate Governance require that a majority of the Directors be independent within the meaning of New York Stock Exchange ("NYSE") standards. The Company’s Common Stock is listed on the NYSE under the ticker symbol "ELS." The Company has also adopted a Business Ethics and Conduct Policy, which applies to all Directors, officers and employees of the Company. We will disclose on our website any amendment to, or waiver of, any provision of the Business Ethics and Conduct Policy applicable to our Directors and executive officers ("Executive Officers") that would otherwise be required to be disclosed under the rules of the Securities and Exchange Commission ("SEC") or NYSE.
Our Guidelines on Corporate Governance include a Director resignation policy, whereby an incumbent Director who fails to receive a majority of the votes cast in an uncontested election is expected to submit his or her resignation. If an incumbent Director fails to receive such a majority vote and tenders his or her resignation, the Compensation, Nominating and Corporate Governance Committee ("Compensation Committee") will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended, taking into account any information that it considers appropriate and relevant, including the circumstances that led to the failure to receive the vote, if known. The Board will act on the tendered resignation within ninety (90) days following certification of the stockholder vote and will promptly disclose its decision and rationale as to whether to accept the resignation (or the reasons for rejecting the resignation, if applicable) in a press release, filing with the SEC or other public announcement. Our Guidelines on Corporate Governance also provide that the Compensation Committee will have oversight with respect to executive officer succession planning and management development plans.

Key Corporate Governance Documents
Please visit the Company's website at www.equitylifestyleproperties.com in the investor relations section under "Corporate Governance" or "Sustainability" to view the following documents:
● Articles of Amendment and Restatement, as amended ("Charter")
● Fourth Amended and Restated Bylaws ("Bylaws")
● Audit Committee Charter
● Compensation, Nominating and Corporate Governance Committee Charter
● Anti-Corruption Compliance Policy
● Business Ethics and Conduct Policy

● Compensation Recovery Policy
● Economic Sanctions and Anti-Money Laundering Laws Compliance Policy
● Guidelines on Corporate Governance
● Human Rights and Labor Rights Statement
● Political Contributions Policy
● Sustainability Policy
● Vendor Code of Conduct
● Policy on Securities Trading

These documents are also available free of charge by sending a written request to Equity LifeStyle Properties, Inc., Attn: Investor Relations, Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606, or by emailing our Company's Investor Relations Department at investor_relations@equitylifestyle.com. No information contained on the Company's website is part of or incorporated into this Proxy Statement.

Board and Committee Self-Evaluation Process
On an annual basis, a Board evaluation process is completed whereby the Board's Lead Director (the "Lead Director"), Philip Calian, conducts interviews independently with each Director. The evaluation process includes an assessment of the performance of the Board and each Board committee as a whole and individual Directors, with a focus on areas such as independence and objectivity, meeting attendance, participation and input, knowledge and expertise, insightfulness and forethought, preparation and commitment to improvement. The Lead Director discusses the results of these evaluations with the Directors individually as necessary and with the Board and each Board committee as a whole.
Engaging with Our Stakeholders
We place great importance on consistent dialogue with all our stakeholders, including stockholders, employees, customers and members of the communities that we serve. We regularly engage in discussions with, and provide comprehensive publicly-available information for, constituents interested in our strategy, performance, governance, citizenship, stewardship and environmental compliance. We are receptive to stakeholder input, and we are committed to transparency and proactive interactions.
We maintain an active dialogue with our investors, which includes meetings with investors and regular participation in investor conferences. Management periodically discusses feedback, including key themes and insights gained from our investor outreach at Board and Board committee meetings, as appropriate. Additionally, the Compensation Committee takes into consideration the results of the annual advisory vote on the Company's executive compensation. At the 2024 annual meeting of stockholders, 94.7% of all the votes cast approved the compensation program described in the proxy statement for the 2024 annual meeting of stockholders. Although each Director is encouraged to attend each annual meeting of stockholders, the Board has no formal policy with respect to such attendance. All of the nine Directors who stood for re-election at the 2024 annual meeting of stockholders attended that virtual stockholder meeting.

Stockholder Communications with the Board
The Board's Lead Director is Mr. Calian who, as an independent Director, acts in the lead capacity to coordinate with the other independent Directors, consults with our Chief Executive Officer on Board agendas, chairs the executive sessions of the non-management Directors, advises executive management regarding strategy and performs such other functions as the Board may direct. Through his experience as a founder of a private equity firm, former CEO of a publicly traded company, member of private company boards and as a managing member of various companies, Mr. Calian has proven leadership ability and brings to the Board the skills necessary to be Lead Director. Any stockholder or other interested party who has a concern or inquiry regarding the conduct of the Company may communicate directly with the Lead Director, who will receive all such communications on behalf of the Board or the non-management Directors.
Communications may be confidential or anonymous, and may be submitted in writing or by email to:
Lead Director, c/o Corporate Secretary
Equity LifeStyle Properties, Inc.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606
Email: Investor_Relations@equitylifestyle.com
All communications will be received and processed by our Corporate Secretary, and all substantive communications will be referred to the Lead Director. All such communications will be reviewed and, if necessary, investigated and/or addressed by the Lead Director and the status of such communications will be reported to the Board or the non-management Directors (as applicable) on a quarterly basis. The Lead Director may direct special treatment, including the retention of outside advisors or counsel, for any such concern or inquiry.
Non-Management Directors' Executive Sessions
Executive sessions of the Company's non-management Directors are scheduled in connection with regularly scheduled meetings of the Board and are held without management present. Executive sessions may also be held at such other times as requested by the non-management Directors. The Lead Director presides at these executive sessions. During the year ended December 31, 2024, the non-management Directors held four executive sessions.
Many regular quarterly Board committee meetings include educational briefings from management regarding a wide variety of strategic initiatives. The Company also provides an orientation program for new Directors, which includes an overview of duties and our corporate governance policies, as well as one-on-one sessions with each member of executive management on the Company's strategy and industry.
Board Leadership Structure
The Company has separated the positions of chairman of the board and chief executive officer since 1996. Thomas Heneghan currently serves as Chairman of the Board, and Marguerite Nader currently serves as our President and Chief Executive Officer ("CEO") and is a member of the Board.
Mr. Calian, an independent Director, serves as the Board's Lead Director as discussed above. The Board has determined that this leadership structure is appropriate as it allows the CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.
Management Development and Succession Planning
The Board's goal, through the oversight of the Compensation Committee, is to have an ongoing program for executive leadership development and succession for executive management. As reflected in the Guidelines on Corporate Governance, the Compensation Committee is responsible for overseeing the preparation of executive succession and management development plans tailored to reflect the Company's current business strategy and vision. The Compensation Committee and the CEO review these succession plans for senior management at least annually and report to the Board on these plans. Individuals who are identified as high potential leaders are given exposure and visibility to Board members through formal presentations and informal events.

Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including economic, environmental and regulatory risks, and others such as the impact of competition, cybersecurity, data privacy and weather conditions. The Company believes one way to manage risk is to maintain balance sheet flexibility and evaluate major capital items, including the dividend policy, debt policy, acquisitions and dispositions, and equity and debt issuances, in light of the potential impact on financial flexibility. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed by management are adequate and functioning as designed.
The Board believes that establishing the right "tone at the top" and full and open communications between management and the Board are essential for effective risk management and oversight. Our CEO meets quarterly with Board committee chairpersons, updating them on a variety of matters, including risk management and related controls. Our CEO also meets monthly with our Lead Director. Our Executive Officers attend each quarterly Board meeting and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. At the quarterly Board meetings, the Board receives presentations from our Executive Officers on strategic matters involving the Company's operations. Our Executive Officers also attend Strategic Planning Committee meetings and Audit Committee meetings and report on relevant topics.
While the Board is ultimately responsible for risk oversight at the Company, our three Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.

Board of Directors
Oversees the Company's most significant risks and ensures that management responds with appropriate strategic and tactical mitigation plans.

Board Committees
Audit	Compensation, Nominating and Corporate Governance	Strategic Planning
......................................Oversees Risk Related to ......................................
•Financial Reporting •Internal Controls •Compliance with Legal & Regulatory Requirements •Risk Assessment and Risk Management •Insurance Coverage •Interest Rates •Cybersecurity •Human Rights •Sustainability	•Compensation Policies & Programs •Board Organization, Membership & Structure •Succession Planning •Corporate Governance •Sustainability	•Company Strategy •Strategic Initiatives •Capital Planning and Investment •Sustainability

Cybersecurity
The Board, in coordination with the Audit Committee, oversees the management of risks from cybersecurity threats, including the policies, standards, processes and practices that the Company's management implements to address risks from cybersecurity threats. The Board and the Audit Committee each receive regular presentations and reports on cybersecurity risks, and the Board and the Audit Committee receive prompt and timely information regarding any cybersecurity incident that meets established reporting guidelines. Decisions regarding the disclosure and reporting of such incidents are made by management in a timely manner. The Board and Audit Committee receive ongoing updates regarding any such incidents until they have been addressed. The Audit Committee regularly interacts with the Company's enterprise risk management function, the Company's Vice President of Information Technology, other members of management and relevant management committees, including the Company's Security Advisory Board ("SAB") and Security Incident Response Team ("SIRT") as necessary. On a quarterly basis each year, the Audit Committee discusses the Company's approach to cybersecurity risk management with the Company's Vice President of Information Technology.
The SIRT is comprised of a cross-functional team of employees from compliance, information technology, investor relations, communications, risk management, financial reporting, legal and human resources and directs the mitigation and remediation of cybersecurity incidents. The SAB is comprised of members of the executive management team, is responsible for identifying SIRT members and has oversight of the SIRT. Additional information relating to the Company's approach to cybersecurity risk management, strategy and governance is contained in the Company's 2024 Form 10-K.
Policy on Securities Trading
The Company has adopted the Policy on Securities Trading, which governs the purchase, sale or other disposition of Company securities by directors, officers and employees that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards of the NYSE. Our directors, officers and employees are subject to certain "blackout periods" and certain pre-clearance requirements and procedures prior to effecting any transaction involving our securities, except for trades made pursuant to a pre-approved Rule 10b5-1 trading plan. The Policy provides that our directors and officers and their respective family members are prohibited from engaging in hedging or monetization transactions and from pledging our stock as collateral. A copy of our Policy on Securities Trading was filed as Exhibit 19 to our 2024 Form 10-K.
Policy and Practices Related to the Timing of Equity Awards
While we do not have a formal written policy in place with regard to the timing of equity awards in relation to the disclosure of material nonpublic information, the Compensation Committee does not seek to time equity awards to take advantage of information, either positive or negative, about our company that has not been publicly disclosed.
Compensation Recovery Policy
The Compensation Recovery Policy provides the Company will recover reasonably promptly, from all Executive Officers, the amount of erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the applicable U.S. securities laws.
Political Contributions Policy
The Company has a robust policy governing political expenditures. Under the policy approved by the Board, any political spending by the Company must be legitimately linked to the Company's business purposes and strategic intent, approved by the Chief Executive Officer, and reviewed annually by the Compensation Committee.

Committees of the Board; Meetings
During the year ended December 31, 2024, the Board held four meetings. Each of the Directors attended at least 75% of the total number of meetings of the Board and meetings of the Board committees of which he or she was a member. The members of the Board committees are elected by the Board each year at the Board meeting that is held after the annual meeting of stockholders.
The three standing committees of the Board are: Audit Committee, Compensation, Nominating and Corporate Governance Committee and Strategic Planning Committee. The Board has determined that each member of the Audit Committee and Compensation Committee is an "independent" Director within the meaning set forth in the NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee and Compensation Committee are each governed by a charter which generally states the purpose of the committee and outlines the committee's structure and responsibilities. These charters are available on our website at www.equitylifestyleproperties.com in the investor relations section under "Corporate Governance." The current membership information for our Board committees is presented below.

Audit Committee

Members: Philip Calian (Chair) Derrick Burks David Contis Scott Peppet
•Engages our independent registered public accounting firm ("Independent Accountants").
•Reviews with our Independent Accountants the plans for and results of the audit engagement.
•Approves professional services provided by our Independent Accountants.
•Reviews the independence of our Independent Accountants.
•Reviews the adequacy of the Company’s internal accounting controls and accounting and reporting practices and assesses the quality and integrity of our audited financial statements.
•Establishes procedures for the processing of complaints received from employees regarding internal control, accounting and auditing matters.
•Reviews policies with respect to risk assessment and risk management, including, but not limited to, insurance coverage, interest rate risk management, cybersecurity, human rights and sustainability.
•Reviews compliance with financial, legal, tax and regulatory requirements.
•All members meet the independence, experience and financial literacy requirements of the NYSE and SEC.
•All members are designated by the Board as "audit committee financial experts" in accordance with SEC regulations.
•The "Audit Committee Report" is included herein.

Meetings in 2024: 9

Compensation, Nominating and Corporate Governance Committee

Members: David Contis (Chair) Philip Calian Constance Freedman Radhika Papandreou
•Determines compensation for our NEOs and exercises the powers of the Board in connection with compensation matters, including incentive compensation and equity-based plans.
•Receives recommendations regarding executive compensation from our CEO and considers these recommendations in determining appropriate compensation plans.
•Does not delegate its authority in regard to establishing executive compensation.
•Authorizes grants of stock awards under our equity compensation plan.
•Recommends for approval by the Board all stock award grants to independent Directors.
•Reviews, administers and interprets the Compensation Recovery Policy.
•Develops and recommends to the Board succession plans for the CEO and other senior executive officers.
•Identifies and recommends qualified individuals to become Directors.
•Develops and recommends the Guidelines on Corporate Governance applicable to the Company.
•Reviews sustainability strategy, initiatives and policies.
•Reviews any political contributions made by or on behalf of the Company and any applicable disclosures under the Company's Political Contributions Policy.
•Recommends to the Board Director nominees for each committee of the Board.
•Directs the Board in an annual review of its performance.
•All members meet the independence requirements of the NYSE and SEC.
•Reviews stockholder proposals and makes recommendations to the Board concerning any such proposals.
•The "Compensation Committee Report" is included herein.

Meetings in 2024: 5

Strategic Planning Committee

Members: Thomas Heneghan (Chair) Andrew Berkenfield Constance Freedman Scott Peppet
•Sets specific broad strategic goals for the executive team that are re-assessed on an annual basis.
•Meets with the Executive Officers to discuss and evaluate the progress with respect to these strategic goals.
•Reviews strategy and progress on initiatives related to:
◦technology and innovation;
◦capital planning, development, acquisitions and investments;
◦utilities and energy;
◦legal proceedings;
◦property and casualty insurance;
◦sustainability; and
◦any other matters which may impact the overall strategy of the Company.
•All members meet the independence requirements of the NYSE.

Meetings in 2024: 4

Board Composition and Refreshment
Nominees for Director are selected by the Compensation Committee, which will consider nominees recommended by stockholders. If you wish to recommend a person who you consider qualified to serve on the Board, you must give written notice to our Corporate Secretary in accordance with the requirements described in the "Stockholder Proposals for the 2026 Annual Meeting" section of this Proxy Statement. This notice must contain: (i) as to each nominee, all information that would be required to be disclosed in a proxy statement with respect to the election of Directors pursuant to the Exchange Act, (ii) the name and address of the stockholder giving the notice, (iii) the number of shares of Common Stock owned beneficially and of record by such stockholder and each nominee, (iv) the written consent of each nominee to serve as a Director if so elected, and (v) such other additional information as required pursuant to the Company's Bylaws. The Compensation Committee will consider and evaluate persons recommended by stockholders in the same manner as potential nominees identified by the Board and/or the Compensation Committee. For the upcoming Annual Meeting, the Compensation Committee did not receive any recommendations for nominees from stockholders.
The Compensation Committee identifies nominees for Director from various sources. In assessing potential Director nominees, the Compensation Committee considers the character, background and professional experience of candidates. All nominees should possess good judgment and an inquiring and independent mind. Familiarity with the issues affecting the Company is among the relevant criteria. All Director nominees must possess a reputation for the highest personal and professional ethics, integrity and values. The Compensation Committee will also carefully consider any potential conflicts of interest. Nominees must also be willing and able to devote sufficient time and effort to carrying out the duties and responsibilities of a Director effectively and should be committed to serving on the Board for an extended period of time. The Compensation Committee considers diversity in identifying and evaluating Director nominees. The Compensation Committee strives to nominate Directors with a variety of complementary skills so that, if elected, the Board will contain the appropriate mix of diversity in background and experience to oversee the Company's business.
Executive Officers' Biographical Information
See "Compensation Discussion and Analysis - Executive Officers' Biographical Information" of this Proxy Statement for the biographical information for each of our Executive Officers.
Stockholder Right to Amend the Bylaws
Stockholders have the power, by the affirmative vote of a majority of all votes entitled to be cast on the matter, to alter or repeal any provision of our Bylaws and to adopt new Bylaws, except that the stockholders shall not have the power to alter or repeal Article XIV relating to amendment of the Bylaws or adopt any provision of the Bylaws inconsistent with Article XIV relating to amendment of the Bylaws without the approval of the Board.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Independence of Directors
Pursuant to the Company's Guidelines on Corporate Governance, which require that a majority of our Directors be independent within the meaning of NYSE standards and do not include any additional categorical standards other than those required by the NYSE, the Board undertook a review of the independence of Directors nominated for reelection at the upcoming Annual Meeting. During this review, the Board considered transactions and relationships, if any, during the prior year between each Director or any member of his or her immediate family and the Company. As provided in the Guidelines on Corporate Governance, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.
As a result of this review, the Board affirmatively determined that all the Directors nominated for election at the Annual Meeting are independent of the Company and its management with the exception of our President and CEO, Marguerite Nader. The Board determined that none of the independent Directors has or had a material relationship with the Company other than being a Director and/or a stockholder of the Company.
The Board specifically considered Mr. Heneghan's role as former CEO of the Company and determined that this role did not hinder Mr. Heneghan's independence within the meaning of the NYSE listing standards.
Nominee Information, Qualifications, Skills and Experience
You are being asked to vote on the election of nine Director nominees listed below. The Company's Charter currently provides for the annual election of all Directors. All nominees are presently Directors, and each nominee has consented to be named in this Proxy Statement and to serve if elected.

Name & Primary Occupation	Age	Director Since	Independent	Audit	Compensation, Nominating & Corporate Governance	Strategic Planning
Thomas Heneghan Chairman of the Board Chief Executive Officer of Equity International	61	2004	🔗			★
Andrew Berkenfield Partner and Chief Executive Officer of Duncan Channon	59	2020	🔗			●
Derrick Burks Retired Partner, Ernst & Young LLP	68	2021	🔗	●		
Philip Calian Lead Independent Director Founder and Managing Partner of Kingsbury Partners, LLC	62	2005	🔗	★	●	
David Contis Principal of Agora Advisors, Inc.	66	2009	🔗	●	★	
Constance Freedman Founder and Managing Partner of Moderne Ventures	49	2017	🔗		●	●
Marguerite Nader President and Chief Executive Officer of Equity LifeStyle Properties, Inc.	56	2013				
Radhika Papandreou President of North America of Korn Ferry	49	2024	🔗		●	
Scott Peppet President of Chai Trust Company, LLC	55	2018	🔗	●		●

🔗 Independent Director ★ Chairperson ● Member

In addition to each Director nominee's qualifications, skills and experience outlined in their biographical data below, the Company's Board looked for certain attributes in each of the Director nominees and based on these attributes, concluded that each Director nominee should serve on the Board. The Board does not require that the Director nominees possess each attribute, but rather the Board is looking for a mix of attributes among the Directors.
The following table shows the attributes of each Director nominee.

Nominees' Biographical Information
Mr. Heneghan has been Chairman of the Board since May 2023, was Vice Chairman of the Board from 2018 to 2023, and was Co-Vice Chairman from 2013 to 2018. Mr. Heneghan has been chief executive officer of Equity International, a private investment firm focused on real estate-related companies, since February 2013. Mr. Heneghan was Chief Executive Officer of the Company from January 2004 to February 2013 and President of the Company from February 2011 to May 2012. He was also President of the Company from January 2004 to January 2008. Mr. Heneghan was President and Chief Operating Officer of the Company from May 2000 to December 2003. He was Executive Vice President, Chief Financial Officer and Treasurer of the Company from April 1997 to May 2000, and Vice President, Chief Financial Officer and Treasurer of the Company from February 1995 to March 1997. Mr. Heneghan served on the board of directors of Farmland Partners Inc., a publicly traded real estate company that owns and seeks to acquire high-quality North American farmland, from 2020 to 2024. He is a director of Chai Trust.
Mr. Berkenfield has been a partner and the chief executive officer of Duncan Channon, a nationally acclaimed, independent advertising agency, since January 2009. Mr. Berkenfield joined Duncan Channon in January 2000 as the agency’s general manager. Prior to 2000, Mr. Berkenfield held senior positions at Foote, Cone & Belding, a global advertising agency, and Lintas: NY, an advertising communications company.
Mr. Burks was a partner at Ernst & Young, LLP, a public accounting firm, from 2002 until his retirement in 2017 and served as the managing partner of the Indianapolis office from 2004 to 2017. Mr. Burks was employed by Arthur Andersen, a public accounting firm, from 1978 to 2002, where he served for three years as the managing partner of the Indianapolis office. Mr. Burks has been a director of Duke Energy, a publicly traded electric power holding company, since March 2022. Mr. Burks has been a director of Kite Realty Group Trust, a publicly traded shopping mall REIT, since 2021. Mr. Burks was a director of Vectren Corporation, a publicly traded regional energy company, from 2017 until the time of its sale in 2019 and was a member of its audit committee and finance committee. Mr. Burks’ business experience spans small businesses, large international corporations and public companies. He has extensive merger and acquisition, capital markets, enterprise risk and SEC expertise. Throughout his career he has served companies in various industries, including energy, manufacturing, mass merchandising and logistics with a focus for more than 25 years in real estate (REITs).

Mr. Calian has been the Board's Lead Director since 2019. Mr. Calian has been founder and managing partner of Kingsbury Partners LLC since January 2002. Kingsbury Partners LLC is a private equity and consulting firm focused on providing capital and ownership skills to middle market distressed businesses. Mr. Calian also served as operating partner of Waveland Investments LLC, a Chicago-based private equity firm with committed equity capital, from July 2003 until December 2019. Prior to founding Kingsbury Partners LLC, Mr. Calian was chief executive officer of American Classic Voyages Co., a publicly traded travel and leisure company, from 1995 until 2002. Mr. Calian is managing member of MCS Investment Group, LLC, a private producer and seller of mineral well brine; Hudson Lock, LLC, a private lock and hardware manufacturer; and LCP2, LLC, a community newspaper technology platform company. Mr. Calian is a member of the board of directors of CC - Development Group, Inc., a private owner and operator of senior living communities.
Mr. Contis has been a principal of Agora Advisors, Inc., which provides consulting services to domestic and international real estate and retail companies, since May 2017. Mr. Contis was president - mall platform and senior executive vice president of Simon Properties Group, Inc., a publicly traded retail REIT, from May 2011 to May 2017. Mr. Contis was president of real estate for Equity Group Investments from November 2006 to May 2011. He was executive vice president and chief operating officer of The Macerich Company, a publicly traded shopping center REIT, from May 1997 to October 2006. Mr. Contis was employed in various capacities by affiliates of Equity Group Investments from 1980 to 1997, including as vice chairman, executive vice president and chief operating officer of Equity Properties & Development L.P., from 1992 to 1997. Mr. Contis has been a director of CBL Properties, a publicly traded retail REIT, since 2021 and currently serves as chairman of the board and as a member of the audit committee and previously served as a member of the compensation committee. He served on the board of directors of BRMalls, Brazil’s largest shopping center company from 2008 to 2011. Mr. Contis was a director and served as a member of the board of directors, compensation committee and audit committee of Dundee Realty Corp., a Canadian-based real estate company, from 1997 to 2003. Mr. Contis is an advisor to Equity International. He is a director of Chai Trust. Mr. Contis is a director and serves on the Investment Committee of Acosta Verde, which owns and operates shopping centers in Mexico and is listed on the Mexican Stock Exchange.

Ms. Freedman is the founder and managing partner of Moderne Ventures, an early-stage investment fund she founded in 2015 that is focused on technology companies in and around real estate, finance, insurance and home services. Prior to Moderne Ventures, Ms. Freedman was the vice president of strategic investments for the National Association of Realtors where she launched the investment fund Second Century Ventures in 2008 and founded REach, its technology accelerator, in 2012.
Ms. Nader has been President and CEO of the Company since February 2013. She was President and Chief Financial Officer from May 2012 to October 2012 and Executive Vice President and Chief Financial Officer from December 2011 to May 2012. Ms. Nader was Executive Vice President - New Business Development from February 2011 to December 2011. She was Executive Vice President - Sales and Marketing from February 2009 to February 2011. Ms. Nader was Senior Vice President of New Business Development from January 2007 to February 2009. She was Vice President of New Business Development from January 2001 to January 2007. Ms. Nader was Vice President of Asset Management from January 1998 to January 2001. She has been employed with the Company since 1993. Ms. Nader has been a director of Ventas, a publicly traded healthcare REIT since 2020 and serves on the Audit Committee and Nominating, Governance and Corporate Responsibility Committee. Ms. Nader was a trustee of Liberty Property Trust, a publicly traded industrial REIT, from June 2017, until its sale in 2020. Ms. Nader served as the National Association of Real Estate Investment Trust's ("NAREIT") 2022 chair and served on NAREIT's executive board from 2013 to 2025.
Ms. Papandreou has been president of North America for Korn Ferry since May 2024 and was managing partner for Korn Ferry’s Chicago office from 2021 to May 2024, and previously served as senior client partner from 2019 to 2021. Ms. Papandreou specializes in executive and board placements and has managed large-scale client projects including bankruptcies, turnarounds, spin-offs and mergers and acquisitions. In addition, Ms. Papandreou leads Korn Ferry’s North American travel, hospitality and leisure practice and is a core member within the Korn Ferry board and CEO Services practice. Ms. Papandreou was employed by an executive search firm from 2016 to 2019, where she was managing director and global head of its hospitality and leisure practice and a core partner within the board practice. From 1998 to 2016, Ms. Papandreou held various positions in the investment banking industry.

Mr. Peppet is president of Chai Trust Company, LLC, a private trust company for the Zell family. Before joining Chai Trust, Mr. Peppet was a Professor of Law at the University of Colorado Law School for nearly 20 years. Mr. Peppet is an advisor to Equity International. Mr. Peppet was a director of Anixter International Inc., a publicly traded global provider of communications, security, and wire cable products, from 2014 until its sale in June 2020. Mr. Peppet is the son-in-law of the late Mr. Samuel Zell, who served as Chairman of the Board until May 2023. Mr. Peppet has been involved in entrepreneurial-related philanthropic ventures sponsored by the Zell Family Foundation, including the Zell Lurie Institute for Entrepreneurial Studies at the University of Michigan Ross School of Business, the Zell Fellows Program at Northwestern University's Kellogg School of Management and the Zell Entrepreneurship Program at Reichman University in Israel. Mr. Peppet brings experience in contracts, negotiations, complex transactions, legal ethics, privacy law and technology to the Board along with an outstanding record of leadership and extensive experience in the legal field.

Director Compensation
The following table includes compensation information for the year ended December 31, 2024 for each non-executive Director.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Andrew Berkenfield	76,250	152,473	—	—	—	228,723
Derrick Burks	76,250	157,477	—	—	—	233,727
Philip Calian	76,250	197,510	—	—	—	273,760
David Contis	76,250	177,494	—	—	—	253,744
Constance Freedman	76,250	—	202,525	—	—	278,775
Thomas Heneghan	151,250	—	253,806	—	—	405,056
Radhika Papandreou	76,250	152,473	—	—	—	228,723
Scott Peppet	76,250	164,953	—	—	—	241,203
Sheli Rosenberg[4]	22,843	—	—	—	—	22,843
(1)    For 2024, the Company paid each of its non-executive Directors, with the exception of Mr. Heneghan and Ms. Rosenberg, an annual fee of $76,250 reflecting an increase in the annual fee from $65,000 to $80,000 effective April 1, 2024. Mr. Heneghan received a fee of $151,250 reflecting an increase in his annual fee from $65,000 to $180,000 effective April 1, 2024 for serving as Chairman of the Board. On February 6, 2024, Ms. Rosenberg informed the Board that she would not stand for re-election at the Company's 2024 annual meeting. Ms. Rosenberg received an annual fee of $22,843 for her services through April 30, 2024.
(2)    These amounts reflect the grant date fair value, as calculated in accordance with FASB ASC Topic 718 "Stock Compensation" ("FASB ASC 718"), related to grants of restricted stock and options to purchase shares of Common Stock made in 2024.
Refer to Note 2. "Summary of Significant Accounting Policies" and Note 13. "Equity Incentive Awards," in the Notes to the Consolidated Financial Statements included in the Company's 2024 Form 10-K for the relevant assumptions used to determine the valuation of our restricted stock and stock option awards.
The Board historically has approved an annual award of Restricted Stock (as defined below) to non-executive Board members in conjunction with their re-election at the annual meeting of stockholders. On April 30, 2024, upon recommendation of the Compensation Committee, the Board approved the following awards of Restricted Stock to non-executive Directors then in office. Each recipient was allowed to take these shares as stock options (as defined below) equal to five times the number of shares of Restricted Stock that would have been awarded. All shares were granted on May 1, 2024 at a per share price of $60.29, the NYSE closing price of the Company’s Common Stock on April 30, 2024. The number of shares of Restricted Stock awarded was determined by dividing the dollar value of the award by $60.29.
•The following Directors: (i) the Chairman of the Board, (ii) the Audit Committee Chairperson and Lead Director, (iii) the Compensation Committee Chairperson, and (iv) the Strategic Planning Committee Chairperson each received an award of Restricted Stock for their services rendered in such capacity in 2024.
Mr. Heneghan was awarded shares of Restricted Stock for services rendered as Chairman of the Board valued at $180,000. Mr. Heneghan elected to take these shares as stock options and received an award of 14,930 stock options.
Mr. Calian, Mr. Heneghan and Mr. Contis were each awarded shares of Restricted Stock for services rendered as Committee Chairpersons valued at $20,000. In addition, Mr. Calian was awarded shares of Restricted Stock valued at $25,000 for services rendered as Lead Director. Accordingly, Mr. Calian and Mr. Contis were awarded 747 and 332 shares of Restricted Stock, respectively. Mr. Heneghan elected to take these shares as stock options and received an award of 1,660 stock options. One-third of these shares of Restricted Stock and stock options will vest on May 1, 2025, one-third will vest on May 1, 2026, and one-third will vest on April 30, 2027.
•With the exception of the Committee Chairpersons, each member of the Audit Committee received an award of 207 shares of Restricted Stock valued at $12,500 and each member of the Compensation Committee and the Strategic Planning Committee received an award of 124 shares of Restricted Stock valued at $7,500 for their services on their respective Committees in 2024. Ms. Freedman elected to take these shares as stock options and received an award of 1,240 stock options. These shares of Restricted Stock and stock options will vest 100% on May 1, 2025.
•Each non-executive Director with the exception of the Chairman of the Board received an award of Restricted Stock for their services rendered as a Director during 2024. With the exception of Ms. Freedman, each recipient elected to take this award as Restricted Stock. Mr. Berkenfield, Mr. Burks, Mr. Calian, Mr. Contis, Mr. Peppet and Ms. Papandreou each received an award of 2,405 shares of Restricted Stock valued at $145,000. Ms. Freedman elected to take these shares as stock options and received an award of 12,025 stock options. One-third of these shares of Restricted Stock and stock options vested on November 1, 2024, one-third will vest on May 1, 2025 and one-third will vest on May 1, 2026.

As of December 31, 2024, each non-executive Director had the following unexercised stock options and unvested Restricted Stock awards outstanding:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Shares of Stock That Have Not Vested
Andrew Berkenfield	15,305	—	2,218
Derrick Burks	—	—	2,301
Philip Calian	—	—	4,085
David Contis	—	—	2,913
Constance Freedman	34,188	11,707	—
Thomas Heneghan	—	16,590	1,050
Radhika Papandreou	—	—	1,728
Scott Peppet	—	—	2,425
(3)    During the year ended December 31, 2024, Directors did not receive any perquisites or other compensation. The Company reimburses the Directors for travel expenses incurred in connection with their activities on behalf of the Company.
(4)    On February 6, 2024, Ms. Rosenberg informed the Board that she would not stand for re-election at the Company's Annual Meeting. Ms. Rosenberg's unvested Restricted Stock fully vested upon her retirement.
Vote Required
A plurality of the votes cast by stockholders of record in person or by proxy at the Annual Meeting is required for the election of directors. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares of Common Stock to approve the election of any substitute nominee proposed by the Board.
Board Recommendation
The Board unanimously recommends that you vote "FOR" each of the nine nominees for director to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies.

PROPOSAL NO. 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board recommends that the stockholders ratify the selection of Ernst & Young, LLP ("Ernst & Young") as the Company's Independent Accountants for the fiscal year ending December 31, 2025. As a matter of good corporate governance, the selection of Ernst & Young is being submitted to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if Ernst & Young is ratified as Independent Accountants by the stockholders, the Audit Committee and the Board, at its discretion, may direct the appointment of different Independent Accountants at any time during the year if it determines that such a change would be in the best interests of the Company.
Ernst & Young has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. There have been no disagreements between the Company and Ernst & Young relating to accounting procedures, financial statement disclosures or related items.
Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
The following table provides information relating to the fees billed or expected to be billed to the Company by Ernst & Young for the years ended December 31, 2024 and 2023:

	2024	2023
Audit Fees(1)	$1,388,950	$1,376,450
Audit-Related Fees(2)	$57,390	$55,900
Tax Fees(3)	$75,150	$84,500
All Other Fees	$—	$—
(1)    Audit fees consist of fees for the audit of the Company's financial statements, for the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act and for reviews of financial statements included in the Company's Quarterly Reports on Form 10-Q.
(2)    Audit-Related Fees consist primarily of fees for services provided to assist the Company with attestation services related to audits of subsidiaries and benefit plans and other accounting consultations.
(3)    Tax fees consist of professional services rendered for tax compliance, tax advice and tax planning.
Auditor Independence. The Audit Committee has determined that the Independent Accountants' provision of the non-audit services described above is compatible with maintaining the Independent Accountants' independence.
Policy on Pre-Approval. The Company and the Audit Committee are committed to ensuring the independence of the Company’s Independent Accountants, both in fact and in appearance. In this regard, the Audit Committee has established a pre-approval policy in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee must pre-approve all audit services and permissible non-audit services provided by the Independent Accountants, except for any de minimis non-audit services. The Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals pursuant to policies and procedures established by the Audit Committee. All services provided by Ernst & Young in 2024 were pre-approved by the Audit Committee.
Vote Required
The affirmative vote of a majority of the votes cast by stockholders of record is necessary to ratify the selection of Ernst & Young.
Board Recommendation
The Board unanimously recommends that you vote "FOR" ratification of the selection of Ernst & Young as the Company's Independent Accountants for the year ending December 31, 2025.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board is composed of four Directors, each of whom the Board has determined meets the independence and financial literacy requirements of the NYSE and Rule 10A-3 under the Exchange Act. In addition, the Board has determined that each of these four Directors qualifies as an "audit committee financial expert" as defined by the SEC rules. No member of the Audit Committee is a current or former officer or employee of the Company, and no member serves on more than two other public company audit committees.
The Audit Committee oversees the Company’s financial reporting and enterprise risk processes on behalf of the Board. The Company's management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Audit Committee is governed by a written charter approved by the Board, which is posted on the Company's website. In accordance with this charter, the Audit Committee oversees the accounting, auditing, financial reporting, and risk management practices of the Company. The Audit Committee is responsible for the appointment, retention, compensation and oversight of the work of the Independent Accountants. The Audit Committee pre-approves the services of the Independent Accountants in accordance with the applicable independence standards, including rules of the SEC and the NYSE. The Audit Committee has also established procedures for processing complaints received from employees regarding internal control, accounting and auditing matters. The Audit Committee held nine meetings during 2024.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s 2024 Form 10-K with the Company's management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the Independent Accountant’s report on the Company’s internal control over financial reporting with management, the internal auditors and the Independent Accountants.
The Independent Accountants are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the Independent Accountants their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee by standards of the Public Company Accounting Oversight Board ("PCAOB"), rules of the SEC and other applicable regulations. In addition, the Audit Committee has discussed independence with the Independent Accountants. These discussions included the Independent Accountant’s independence from the Company’s management and the Company, including the matters in the written disclosures and the letter from the Independent Accountants required by the PCAOB regarding the Independent Accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered the compatibility of non-audit services provided to the Company by the Independent Accountants with the Independent Accountant’s independence.
The Audit Committee discussed with the Independent Accountants the overall scope and plans for their audit. The Audit Committee met with the Independent Accountants, with and without management present, to discuss the results of their audit; their evaluation of the Company's internal controls, including internal control over financial reporting; and the overall quality of the Company's financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements and management's assessment of the effectiveness of the Company’s internal control over financial reporting be included in the 2024 Form 10-K for filing with the SEC. The Audit Committee and the Board have recommended that stockholders ratify the selection of Ernst & Young as the Company’s Independent Accountants for the year ending December 31, 2025.

    Respectfully submitted,

Philip Calian, Chair
Derrick Burks
David Contis
Scott Peppet

COMPENSATION DISCUSSION AND ANALYSIS

Executive Officers' Biographical Information
For information with respect to Ms. Nader, please refer to the "Nominees' Biographical Information" section of this Proxy Statement. All of our Executive Officers are NEOs.
Paul Seavey - Executive Vice President and Chief Financial Officer
Mr. Seavey, 56, has been Executive Vice President and Chief Financial Officer of the Company since February 2020. He was Executive Vice President, Chief Financial Officer and Treasurer from January 2014 to February 2020. Mr. Seavey was Senior Vice President, Chief Financial Officer and Treasurer from October 2012 to January 2014; Senior Vice President of Finance and Treasurer from May 2012 to October 2012; Senior Vice President and Treasurer from December 2011 to May 2012; Vice President of Financial Planning and Treasurer from January 2009 to December 2011; and Vice President of Financial Planning from December 2001 to January 2009. Mr. Seavey has been employed with the Company since 1994.
Patrick Waite - Executive Vice President and Chief Operating Officer
Mr. Waite, 58, has been Executive Vice President and Chief Operating Officer of the Company since January 2015. He was Executive Vice President - Property Operations from January 2014 to January 2015 and Senior Vice President of Operations from February 2013 to January 2014. Prior to joining the Company, Mr. Waite was senior vice president of asset management at American Residential Communities, a private operator of manufactured housing communities, from January 2010 through January 2013. He was vice president of Riverside Communities, a manufactured home community affiliate of Helix Funds LLC, from August 2004 to January 2010. Mr. Waite co-founded Continental Communities, a private operator of manufactured home communities, and managed its acquisition program from 1997 to 2001. Mr. Waite was the Director of Acquisitions for the Company from 1993 to 1997.
David Eldersveld - Executive Vice President, Chief Legal Officer and Corporate Secretary
Mr. Eldersveld, 51, has been Executive Vice President, Chief Legal Officer and Corporate Secretary since February 2021. He was Executive Vice President, General Counsel and Corporate Secretary from June 2015 to February 2021. Prior to joining the Company, Mr. Eldersveld held various senior management positions at Tribune Company where he worked from 2005 through 2013, including serving as executive vice president, general counsel and corporate secretary from July 2011 to January 2013 and senior vice president, general counsel and corporate secretary from September 2010 to July 2011. From 1999 to 2005, Mr. Eldersveld was an associate at the law firm of Sidley Austin LLP in Chicago, Illinois, where his principal practice areas were mergers and acquisitions, securities and corporate finance and corporate governance.

Executive Summary
The purpose of this Compensation Discussion and Analysis ("CD&A") is to provide stockholders with a description of the Company's executive compensation philosophy, objectives of the Company's compensation program and the material elements of the Company's compensation program for our NEOs.
The Compensation Committee took into account the stockholder advisory vote approving executive compensation at the last annual meeting of stockholders held in April 2024 and incorporated that as one of many factors it considered in connection with the discharge of its responsibilities. 94.7% of all the votes cast at last year's annual meeting of stockholders approved the compensation program described in the proxy statement for the 2024 annual meeting of stockholders. The Compensation Committee believes that this support level demonstrates a strong alignment among our stockholders, the Company's performance, and our executive compensation program and, accordingly, the Compensation Committee did not make any changes to the Company's executive compensation program in response to the 2024 "Say-on-Pay" vote.
The core principle of the Company's executive compensation program for 2024 continued to be pay for performance, and the framework of the executive compensation program includes the governance features discussed below:

What We Do
✓Have a Compensation Committee comprised solely of independent Directors
✓Engaged an independent compensation consultant to advise the Compensation
     Committee on executive compensation matters
✓Have an annual review of the Company's compensation strategy conducted by the
     Compensation Committee that includes a review of compensation-related risk management
✓Have a strong pay for performance compensation philosophy with 60% of the NEOs pay tied solely to performance; therefore aligning the long-term interests of our NEOs with our stockholders
✓Enhance executive retention with time-based, multi-year vesting schedules for equity incentive awards, which comprise a large percentage of total compensation
✓Have performance-based cash bonus compensation
✓Have a Compensation Recovery Policy
✓Have meaningful share ownership guidelines for our Directors and Executive Officers
✓Have a Policy on Securities Trading that, among other things, prohibits our Directors and
     Executive Officers from engaging in hedging transactions and from pledging Company shares
✓Have a Business Ethics and Conduct Policy, which all employees must follow

What We Don't Do
X The Company has no employment agreements with NEOs
X There are no compensation incentives that encourage excessive risk taking
X No hedging or pledging of Company shares is allowed under the Policy on Securities Trading
X There are no excise tax gross-up in any change in control or other agreements
X There are no excessive perks to our NEOs
X There are no personal benefits to NEOs that are not otherwise available to all employees

The Compensation Committee takes into consideration the overall performance of the Company when establishing the compensation program and determining final payments to the NEOs. This review of overall Company performance is in addition to specific goals and targets that are set for each NEO. We continued our strong performance in 2024.
The following graphs show the Company's Normalized FFO per Common Share, annual dividend per Common Share and related compounded annual growth rates ("CAGR") and Normalized FFO. Normalized FFO is a non-GAAP financial measure. The Company believes that Normalized FFO is generally an appropriate measure of performance of an equity REIT. Appendix A to this Proxy Statement includes the definition of Normalized FFO and a reconciliation of Normalized FFO to net income, the most comparable GAAP measure.

Philosophy
The Compensation Committee determines and approves the compensation of the Company's NEOs and guides the Company's overall philosophy towards the compensation of its employees. The Compensation Committee believes that the compensation of the Company's NEOs should be both competitive and based on individual and Company performance. The Compensation Committee believes that the compensation of the NEOs should reflect their success as a management team in attaining certain operational goals, which leads to the success of the Company and serves the best interests of its stockholders. The Compensation Committee consults with the CEO regarding both NEOs and non-executive employee compensation plans and programs, including administering the Company's equity incentive plan. The Compensation Committee has the authority to engage compensation consultants at any time.

In 2022, the Company retained, at the direction of the Compensation Committee, Ferguson Partners as the Compensation Committee's independent outside compensation consultant to provide an independent analysis and recommendation with respect to executive compensation. In 2023, the Company further retained Ferguson Partners, at the direction of the Compensation Committee, to provide analysis and guidance on the 2024 Equity Incentive Plan. Ferguson Partners did not provide any additional services to the Compensation Committee and did not provide any services to the Company other than those it provided to the Compensation Committee described above. The sole role of Ferguson Partners was to advise the Compensation Committee with respect to compensation at the request, and at the direction, of the Compensation Committee. The ultimate determination of total compensation and the elements that comprise total compensation for our NEOs is made solely by our Compensation Committee.
In addition, the Compensation Committee compared the NEOs total compensation to total compensation of comparable executives of the companies in our peer group as obtained from the S&P Global Market Intelligence ("S&P Global") database and the compensation overview in the 2024 NAREIT Compensation Survey.
Objectives of the Compensation Program
The primary objective of the Company's compensation program is to attract and retain highly qualified executives by providing competitive Base Salaries and meaningful Cash Bonus (as defined below) and Equity Compensation (as defined below). In addition, the compensation program is structured to hold the NEOs accountable for the performance of the Company by tying the substantial majority of their annual Cash Bonus and a substantial portion of their Equity Compensation to performance targets. The compensation program is also designed to promote an ownership mentality among the NEOs. The Compensation Committee recognizes that the interests of stockholders are best served by giving our NEOs the opportunity to participate in the appreciation of the Company's Common Stock. The Board has established stock ownership guidelines for each of the NEO positions and Directors. Under these guidelines, all of the NEOs and Directors are required to own a minimum amount of the Company’s Common Stock within four years from their first appointment as an NEO or Director, valued at the time of purchase, and to maintain this minimum amount throughout their tenure as an NEO or Director. Such ownership guidelines are as follows: five times the Base Salary for the CEO; three times the Base Salary for each of the other NEOs; and three times the annual retainer for each Director. Hedges and pledges of Common Stock by Directors and NEOs are prohibited by our Policy on Securities Trading. With the exception of Ms. Papandreou, who was appointed to the Board in February 2024, each of the Directors and NEOs as of December 31, 2024 currently own shares of Common Stock that exceed the minimum established guidelines.
The following table shows the value of shares of Common Stock of the Company beneficially owned as of the Record Date by each of the NEOs as of December 31, 2024, as a multiple of their 2024 Base Salaries. These individuals have not been awarded stock options.

Name	Shares of Common Stock (1)	Value of Shares Owned ($) (2)	Base Salary ($)	Stock Ownership Value/Base Salary (3)
Marguerite Nader	264,390	17,608,374	688,372	26x
Paul Seavey	94,178	6,272,255	453,523	14x
Patrick Waite	235,879	15,709,541	453,523	35x
David Eldersveld	101,116	6,734,326	453,523	15x
All NEOs as of December 31, 2024	695,563	46,324,496	2,048,941	23x

(1)    Shares of Common Stock beneficially owned as of the Record Date. See the "Security Ownership of Management and Directors" section of this Proxy Statement for more information.
(2)    The value of the total shares beneficially owned as of the Record Date using the Company’s Common Stock closing stock price of $66.60 on December 31, 2024.
(3)    The value of total shares beneficially owned as of the Record Date as compared to such NEO's 2024 Base Salary.

What Our Compensation Program is Designed to Reward
Our compensation program is designed to reward the NEOs for their contributions to the Company and for achieving improvements in the Company's performance during the year. The Compensation Committee deliberately keeps Base Salaries at a relatively small percentage of total compensation. This enables the Compensation Committee to reward each NEO’s performance through annual performance-based non-equity incentive compensation awards (the "Cash Bonus") and equity incentives such as Restricted Stock awards under our equity incentive plans ("Equity Compensation"). The NEOs' Cash Bonuses are established by the Compensation Committee after a review of performance goal recommendations from the CEO, who receives input on such performance goal recommendations from each NEO. The NEOs' Equity Compensation awards are designed to retain the NEOs and incentivize them to successfully implement our long-term strategic goals. Equity Compensation awards are determined and approved by the Compensation Committee with input from the CEO.
Peer Group
For compensation decisions in 2024, the Company used the same peer group of companies that was used in 2023. In 2024, Apartment Income REIT Corp. was acquired and, accordingly, was removed from the Company's peer group. When selecting and re-assessing this peer group, the Compensation Committee took into consideration factors including market capitalization, asset class of the peer group REIT, three-year and five-year total returns, dividend yields, compounded annual funds from operations growth rates, and multiples. The following table shows the Company's peer group for 2024.

Peer Company	REIT Type
American Homes 4 Rent (AMH)	Residential
AvalonBay Communities, Inc. (AVB)	Residential
Camden Property Trust (CPT)	Residential
CubeSmart (CUBE)	Self-Storage
Equity Residential (EQR)	Residential
Essex Property Trust, Inc. (ESS)	Residential
Extra Space Storage Inc. (EXR)	Self-Storage
Invitation Homes Inc. (INVH)	Residential
Mid-America Apartment Communities, Inc. (MAA)	Residential
National Storage Affiliates Trust (NSA)	Self-Storage
UDR, Inc. (UDR)	Residential
Elements of Compensation
During the year ended December 31, 2024, there were three major components of executive compensation: Base Salary, Cash Bonus, and performance and time-based Equity Compensation. In conjunction with the CEO, the Compensation Committee reviews our executive salary structure on an annual basis with the use of a tally sheet. The tally sheet summarizes total compensation for each NEO, including Base Salary, Equity Compensation award values, Cash Bonus performance metrics, and all other compensation for the current year. The Compensation Committee uses the tally sheet to quantify each NEO's total compensation and to compare it to the compensation of comparable executives of the companies in our peer group as obtained from the S&P Global database and the compensation overview in the 2024 NAREIT Compensation Survey.
The Compensation Committee takes into account a review of executive compensation and performance data on publicly traded REITs in the peer group obtained from the S&P Global database and the compensation overview in the 2024 NAREIT Compensation Survey. The Compensation Committee believes the executive compensation information of our peer group as obtained from the S&P Global database and the compensation overview in the 2024 NAREIT Compensation Survey provides relevant salary data for the Company. The Compensation Committee takes into account the relevant compensation data for each NEO position when designing the compensation program. Where salary information is unavailable for a particular position in the S&P Global database, other positions having similar responsibilities are used. Compensation increases are based upon overall Company performance and upon each NEO’s performance, established goals, and contribution to the Company’s performance. In addition, the Compensation Committee considered the Company's CEO Pay Ratio (as defined below), as described more fully under "CEO Pay Ratio" of this Proxy Statement, in comparison to that of other REITs in our peer group.
Aggregate total compensation for our NEOs for 2024 was split among Base Salary, performance-based Cash Bonus, and time-based and performance-based Equity Compensation, as shown in the following chart. All other compensation was less than 1% of the total compensation. The increase in total executive compensation from 2023 to 2024 in the aggregate reflects a 3.0% increase in Base Salaries, which was effective as of April 1, 2024, and an increase in the performance-based Cash Bonus.

Elements of Compensation
22%
23%
38%
17%
Performance-Based Equity Compensation (22%)
Time-Based Equity Compensation (23%)
Performance-Based Cash Bonus (38%)
Base Salary (17%)

Base Salary
The Compensation Committee deliberately keeps Base Salaries at a relatively small percentage of total compensation for the NEOs. For 2024, the Compensation Committee concluded that Base Salaries of $668,429 for Ms. Nader and $440,383 for each of Mr. Seavey, Mr. Waite and Mr. Eldersveld were appropriate.
Non-Equity Incentive Compensation (Cash Bonus)
The Compensation Committee's practice is to award annual Cash Bonuses based on certain performance targets established by the Compensation Committee for each year after consultation with the CEO. The Compensation Committee determines whether these performance targets were achieved or not and the appropriate award based on an evaluation of each of the established goals. The Compensation Committee selected short-term annual performance metrics that support and ensure the Company's long-term success and profitability. Performance targets are established and communicated to the NEOs when the outcome of the performance targets is substantially uncertain. Performance targets were consistent with earnings guidance expectations publicly disclosed by the Company. The final payout of 2024 Cash Bonuses to the NEOs was in February 2025, after finalization of the year-end earnings results.
The aggregate total 2024 maximum Cash Bonus potential for the NEOs was approximately $5.4 million and was comprised of a $4.8 million bonus potential ("2024 Bonus Potential"), a $135,659 core MH revenue stretch goal, a $135,659 core RV revenue stretch goal and a $300,000 FFO stretch goal (collectively, the "2024 Stretch Goals"). The 2024 Cash Bonus paid was based on the pre-established targets approved by the Compensation Committee in February 2024.
The following table shows the 2024 Bonus Potential for each NEO and the percentage attributed to each performance target and the discretionary portion based on strategic initiatives. The Cash Bonus paid to all NEOs for the 2024 Bonus Potential was approximately $4.6 million, or 84%, as compared to the total potential of $5.4 million.

Name	2024 Bonus Potential (Amount x Base Salary)	Core MH Revenue Target (1)	Core RV Revenue Target (2)	Site and Member Optimization Target (3)	Core Net Operating Income Target (4)	Rentals/Working Capital Target (5)	Discretionary/Strategic Initiatives (6)
Marguerite Nader	2.9	14.0%	14.0%	14.0%	14.0%	14.0%	30.0%
Paul Seavey	2.2	14.0%	14.0%	14.0%	14.0%	14.0%	30.0%
Patrick Waite	2.2	14.0%	14.0%	14.0%	14.0%	14.0%	30.0%
David Eldersveld	2.2	14.0%	14.0%	14.0%	14.0%	14.0%	30.0%

(1)This target required achieving a 6.0% increase in core MH revenues for the year ended December 31, 2024 as compared to the year ended December 31, 2023, which target was met. The total paid for this target was approximately $678,296.
(2)This target required that the Company’s annual core RV revenues increase 7.0% and seasonal and transient RV revenues increase 2.0% for the year ended December 31, 2024 as compared to December 31, 2023, which targets were partially met. The total paid for this target was approximately $381,540.
(3)This target was comprised of four equal components related to: (i) membership dues revenue; (ii) the number of paid member sales units; (iii) RV dealer activations; and (iv) completion of expansion sites, which component targets were partially met. The total paid for this target was approximately $551,116.
(4)This target was comprised of two components related to: (i) core net operating income, excluding property management expense, to increase 5.6% for the year ended December 31, 2024 as compared to the year ended December 31, 2023, and (ii) core expense growth less than 28.1% of core revenues for the year ended December 31, 2024, which component targets were met. The total paid for this target was approximately $678,296.
(5)This target was comprised of four equal components related to: (i) reduction of working capital commitment, which target was met; (ii) an increase in occupancy from homeowners, which target was met; (iii) reduction of rental expenses, which target was not met; and (iv) management of chattel financing, which target was met. The total paid for this target was approximately $508,722.
(6)At the beginning of 2024, the Compensation Committee, in consultation with Ms. Nader, developed strategic initiatives upon which each NEO would be evaluated and which would be used in determining the discretionary portion of their Cash Bonuses, but not to exceed 30% of the 2024 Bonus Potential. Management focused on key strategic areas for the Company including, but not limited to, revenue management, home and membership sales, expense management, property maintenance and improvements, portfolio assessment, property development, innovation and technology, sustainability initiatives and employee relations. Throughout 2024, each NEO met with Ms. Nader to discuss achievement of these strategic initiatives. The Compensation Committee reviewed these evaluations and considered the results of these evaluations in the overall assessment of each NEO’s performance. Payment of the discretionary component is at the discretion of the Compensation Committee based on its assessment of the achievement of the strategic initiatives established for the executive officer team, as a whole. The strategic initiatives were also reviewed and discussed with the Strategic Planning Committee. As a result, Mr. Seavey, Mr. Waite, and Mr. Eldersveld each received 100% of the discretionary portion of the 2024 Bonus Potential.
The Compensation Committee’s evaluation of Ms. Nader’s achievements included a review of the Company’s overall performance, as well as the attainment of the strategic initiative goals by each of the other NEOs. Ms. Nader received 100% of her discretionary portion of the 2024 Bonus Potential.
The total paid to all NEOs for discretionary portion of their 2024 Bonus Potential was approximately $1.5 million.
In addition to the 2024 Bonus Potential, the NEOs had the opportunity to earn an additional Cash Bonus related to the 2024 Stretch Goals. A total of $300,000 was paid to the NEOs with respect to the 2024 Stretch Goals, or 52.5%, as compared to the total potential of $571,318. The 2024 Stretch Goals required (i) certain increases in the Company's core MH revenues, which target was not met, (ii) certain increases in core RV revenues, which target was not met, and (iii) certain increases in Normalized FFO, which target was met.
Equity-Based Retention and Incentive Compensation (Equity Compensation)
The Company has made Restricted Stock grants to provide long-term incentives that aid in retention and further align our NEOs' interests with those of our stockholders. The Company recognizes that the interests of stockholders are best served by giving our NEOs the opportunity to participate in the appreciation of the Company’s Common Stock.
On May 13, 2014, our stockholders approved the Company's 2014 Equity Incentive Plan. The Company has awarded Restricted Stock to our NEOs in accordance with and pursuant to the authority set forth in the 2014 Equity Incentive Plan. On April 30, 2024, the Company's stockholders approved the 2024 Equity Incentive Plan. All Restricted Stock awards made on May 1, 2024 and thereafter, were in accordance with the 2024 Equity Incentive Plan. All Restricted Stock Awards were approved by the Compensation Committee prior to the award date. Upon vesting of the Restricted Stock awards, at the NEO's option, the Company will buy back a portion of the stock to provide the NEO with the ability to receive the vested stock, net of applicable tax effects.

To further align the interests of our NEOs with our stockholders by linking a larger portion of our NEOs' compensation to their performance and to create stronger retention incentives, the Compensation Committee awards Restricted Stock to the NEOs on an annual basis with long-term vesting. These annual awards have vesting periods longer than one year and include a time-based vesting component and a performance-based vesting component.
Information regarding the annual awards of Restricted Stock for 2021, 2022, 2023 and 2024 (the "2021 Award," the "2022 Award," the "2023 Award" and the "2024 Award," respectively, and collectively, the "Restricted Stock Awards") is set forth below. The number of shares of Restricted Stock awarded in 2021, 2022, 2023 and 2024 was determined by dividing the dollar value of the award by the closing price of the Company's Common Stock on the award date. For each of the Restricted Stock Awards, vesting is subject to the NEO's satisfaction of the applicable continued service requirement and vesting of the performance-based portion of the awards is further subject to the satisfaction of performance conditions as further described in the "Performance Conditions" section of this CD&A. The following tables provide information for each of the Restricted Stock Awards.

2021 Award
Approval Date: February 8, 2021
Award Date: February 9, 2021
Award Date Fair Value: $63.78
	Total Award	Time-Based Vesting(a)	Performance-Based Vesting(b)
Marguerite Nader	28,516	14,258	14,258
Paul Seavey	22,532	11,266	11,266
Patrick Waite	22,532	11,266	11,266
David Eldersveld	13,758	6,879	6,879
(a) One-third vested on January 31, 2022, one-third vested on January 27, 2023 and one-third vested on January 26, 2024.
(b) One-third vested on January 31, 2022, one-third vested on January 31, 2023 and one-third vested on January 30, 2024, subject to satisfaction of performance conditions as further discussed below.

2022 Award
Approval Date: February 7, 2022
Award Date: February 8, 2022
Award Date Fair Value: $76.00
	Total Award	Time-Based Vesting(a)	Performance-Based Vesting(b)
Marguerite Nader	23,931	11,965	11,966
Paul Seavey	18,909	9,454	9,455
Patrick Waite	18,909	9,454	9,455
David Eldersveld	13,158	6,579	6,579
(a) One-third vested on January 27, 2023, one-third vested on January 26, 2024 and one-third vested on January 31, 2025.
(b) One-third vested on January 31, 2023, one-third vested on January 30, 2024 and one-third vested on January 31, 2025, subject to satisfaction of performance conditions as further discussed below.

2023 Award
Approval Date: February 6, 2023
Award Date: February 7, 2023
Award Date Fair Value: $72.51
	Total Award	Time-Based Vesting(a)	Performance-Based Vesting(b)
Marguerite Nader	25,083	12,541	12,542
Paul Seavey	19,819	9,909	9,910
Patrick Waite	19,819	9,909	9,910
David Eldersveld	13,791	6,895	6,896
(a) One-third vested on January 30, 2024, one-third vested on February 4, 2025 and one-third vests on February 3, 2026.
(b) One-third vested on January 30, 2024, one-third vested on February 4, 2025 and one-third vests on February 3, 2026, subject to satisfaction of performance conditions as further discussed below.

2024 Award
Approval Date: February 2, 2024
Award Date: February 6, 2024
Award Date Fair Value: $67.05
	Total Award	Time-Based Vesting(a)	Performance-Based Vesting(b)
Marguerite Nader	27,125	13,562	13,563
Paul Seavey	21,433	10,716	10,717
Patrick Waite	21,433	10,716	10,717
David Eldersveld	14,914	7,457	7,457
(a) One-third vested on February 4, 2025, one-third vests on February 3, 2026 and one-third vests on February 2, 2027.
(b) One-third vested on February 4, 2025, one-third vests on February 3, 2026 and one-third vests on February 2, 2027, subject to satisfaction of performance conditions as further discussed below.

Time Conditions
50% of the Restricted Stock Awards awarded in each year vest in equal annual installments over three years after grant, subject to satisfaction of continuous employment by the NEO through the end of the year prior to the vesting date (the "Explicit Service Period")
Performance Conditions
50% of the Restricted Stock Awards awarded in each year are performance-based and vest in equal annual installments over three years, subject to the satisfaction of performance conditions established by the Compensation Committee at the beginning of each of the three performance periods and the Explicit Service Period requirements. In accordance with FASB ASC 718, the accounting rules applicable to our stock-based incentive awards, for financial reporting purposes, the performance-based portion of the Restricted Stock Awards are deemed granted on the date the performance conditions are established and effective as approved by the Compensation Committee ("Grant Date") and, accordingly, are included in the Summary Compensation Table of this Proxy Statement in the year the performance conditions are approved and effective. The value of the performance-based portion of the Restricted Stock Awards is based on the closing price of the Company's stock on the effective date of the performance conditions (the "Grant Date Fair Value") and that amount is shown in the Summary Compensation Table, even if the awards are subsequently forfeited.
2022 Performance Conditions: Effective February 8, 2022, the Compensation Committee established the performance conditions for the performance-based portion of the Restricted Stock Awards in respect of the 2022 performance year. As such, one-third of the performance-based portion of the 2020 Awards, 2021 Awards and 2022 Awards was deemed granted on February 8, 2022 with a Grant Date Fair Value of $76.00 per share. On January 18, 2023, the Compensation Committee determined that such vesting criteria had been met and all of this portion of the 2020 Awards, 2021 Awards and 2022 Awards vested on January 31, 2023 as follows:

	# of Shares Vested - 2022 Performance Period
	2020 Award	2021 Award	2022 Award
Marguerite Nader	4,127	4,753	3,988
Paul Seavey	3,261	3,755	3,151
Patrick Waite	3,261	3,755	3,151
David Eldersveld	1,991	2,293	2,193
2023 Performance Conditions: Effective February 7, 2023, the Compensation Committee established performance conditions for the performance-based portion of the Restricted Stock Awards in respect of the 2023 performance year. As such, one-third of the performance-based portion of 2021 Awards, 2022 Awards and 2023 Awards was deemed granted on February 7, 2023 with a Grant Date Fair Value of $72.51 per share. On January 18, 2024, the Compensation Committee determined that such vesting criteria had been met and all of this portion of the 2021 Awards, 2022 Awards and 2023 Awards vested on January 30, 2024 as follows:

	# of Shares Vested - 2023 Performance Period
	2021 Award	2022 Award	2023 Award
Marguerite Nader	4,753	3,989	4,180
Paul Seavey	3,756	3,152	3,303
Patrick Waite	3,756	3,152	3,303
David Eldersveld	2,293	2,193	2,298
2024 Performance Conditions: Effective February 6, 2024, the Compensation Committee established performance conditions for the performance-based portion of the 2022 Awards, 2023 Awards and 2024 Awards in respect of the 2024 performance year as follows: Achieve Normalized FFO per Common Share (fully diluted) for the year ending December 31, 2024 between or in excess of $2.83 and $2.93.
As such, one-third of the performance-based portion of the 2022 Awards, 2023 Awards and 2024 Awards was deemed granted on February 6, 2024 with a Grant Date Fair Value of $67.05 per share. On February 4, 2025, the Compensation Committee determined that such vesting criteria had been met and all of this portion of the 2022 Awards vested on January 31, 2025 and all of this portion of the 2023 Awards and 2024 Awards vested on February 4, 2025 as follows:

	# of Shares Vested - 2024 Performance Period
	2022 Award	2023 Award	2024 Award
Marguerite Nader	3,989	4,181	4,521
Paul Seavey	3,152	3,303	3,572
Patrick Waite	3,152	3,303	3,572
David Eldersveld	2,193	2,299	2,485
2025 and 2026 Performance Conditions: Effective February 4, 2025, the Compensation Committee established the following performance condition for the performance-based portion of the 2023 Awards and 2024 Awards with a performance period January 1, 2025 through December 31, 2025 as follows:
"Achieve Normalized FFO per Common Share (fully diluted) for the year ending
December 31, 2025 between or in excess of $3.01 and $3.11."
The Compensation Committee will establish performance conditions at the beginning of 2026 for the performance period January 1, 2026 through December 31, 2026. If these 2025 and 2026 performance conditions are satisfied as determined by the Compensation Committee in its discretion, the relevant portion of the performance-based portion of the 2023 Awards will vest on February 3, 2026 and the relevant portion of the performance-based portion of the 2024 Awards will vest on February 3, 2026 and February 2, 2027.
CEO Compensation
Ms. Nader’s 2024 compensation consisted of a Base Salary of $668,429 and a performance-based Cash Bonus award of $1,775,985. During the year ended December 31, 2024, Ms. Nader acquired 25,843 shares of Restricted Stock upon vesting with a value on vesting of $1,723,747. The Compensation Committee established Ms. Nader’s compensation based on the principles previously discussed in this CD&A. Ms. Nader received no compensation or stock grants for her service on the Board.
Accounting and Tax Considerations
The Company accounts for its stock awards in accordance with FASB ASC 718. Internal Revenue Code section 162(m) limits the annual compensation expense deduction available to publicly traded companies to $1 million for certain "covered employees." Consequently, compensation paid to our NEOs may not be fully deductible. The Compensation Committee considers the accounting impact and deductibility of compensation when making compensation decisions; however, these factors did not change the Compensation Committee's determinations in 2024.

Severance Benefits
None of the Company’s NEOs have any arrangements that provide for payment of severance benefits.
Pension Benefits and Non-Qualified Deferred Compensation
The Company does not provide any pension benefits, non-qualified defined contribution or other deferred compensation plans.
Post-Employment Compensation
All of the Company's employees, including its NEOs, are employees-at-will and do not have employment contracts with the Company. The Company does not provide post-employment health coverage or other welfare benefits, other than continued health coverage that is provided to employees, generally, to the extent required by law, and which is at the NEO's own cost if elected.
Change in Control
None of the Company's NEOs are entitled to any payment upon a change in control of the Company. However, the vesting of Restricted Stock grants is subject to acceleration upon a change in control of the Company or in the event of the death or disability of the recipient. As of December 31, 2024, non-vested Restricted Stock Awards for the NEOs were as shown in the "Outstanding Equity Awards at Fiscal Year-End" table of this Proxy Statement.
Perquisites and Other Benefits
The Company's NEOs do not receive benefits valued at $10,000 or more that are not otherwise available to all of its employees. All employees who participated in the 401(k) plan received a matching contribution equal to 100% of the first 3%, and 50% of the next 2%, of the participant's eligible earnings that were contributed to the plan, up to a maximum matching contribution of $13,800. Additionally, the Company may make a discretionary contribution annually for each participant in an amount, if any, as determined by the Company, and no such contributions were made in 2024.
The Company has provided each of the NEOs with an indemnification agreement; however, the Company has paid no amounts under such agreements.
The Company has a non-qualified Employee Stock Purchase Plan (the "ESPP") in which certain employees and all the Directors may participate. Participants may acquire Common Stock through the ESPP at a 15% discount with up to $250,000 in contributions per year.
Discounts on such stock purchases are not considered a perquisite and are not included in the Summary Compensation Table as such discount is available to all salaried employees who elect to participate in the ESPP.
2025 Executive Compensation
On February 4, 2025, the Compensation Committee approved the 2025 Base Salaries of $688,482 for Ms. Nader and $453,595 for each of Mr. Seavey, Mr. Waite and Mr. Eldersveld effective April 1, 2025. On February 4, 2025, the Compensation Committee approved the Executive Bonus Plan for 2025 (the "2025 Executive Bonus Plan"). Information regarding the 2025 Executive Bonus Plan was filed on Form 8-K with the SEC on February 7, 2025. Under the 2025 Executive Bonus Plan, the annual 2025 Cash Bonus potential is based on the achievement of certain performance targets. The total 2025 Cash Bonus potential under the 2025 Executive Bonus Plan is as follows:

Name	Title	Bonus Potential
Marguerite Nader	President and Chief Executive Officer	290% of annual salary
Paul Seavey	Executive Vice President and Chief Financial Officer	220% of annual salary
Patrick Waite	Executive Vice President and Chief Operating Officer	220% of annual salary
David Eldersveld	Executive Vice President, Chief Legal Officer and Corporate Secretary	220% of annual salary
Under the Plan, payment of 70% of the 2025 Cash Bonus potential is contingent upon the achievement of certain operational targets, including, but not limited to, goals related to core MH revenues, core RV revenues, site and member optimization, core net operating income and expense control and working capital. The Compensation Committee will determine whether these performance targets were achieved or not and the appropriate award based on an evaluation of each of the established goals. Payment of the remaining 30% of the 2025 Cash Bonus potential is at the discretion of the Compensation Committee based on its assessment of the achievement of various strategic initiatives. This amount is established for the NEOs, as a whole, and the Compensation Committee has the discretion to apportion the amount amongst the eligible NEOs. In addition, if the NEOs exceed by specified amounts certain operational targets relating to core MH revenues, core RV revenues, core net operating income and Normalized FFO, the total 2025 Cash Bonus potential may be increased by up to an additional $879,458, which would be shared amongst the NEOs. 2025 Cash Bonus payments will be made in cash and will be paid subsequent to the year ending December 31, 2025, after finalization of the Company’s results of operations and upon review and approval by the Compensation Committee. The amount paid to each NEO is subject to the discretion of the Compensation Committee.
On February 4, 2025, the Compensation Committee approved the 2025 Restricted Stock Award (the "2025 Award") in accordance with and pursuant to the authority set forth in the 2024 Equity Incentive Plan. On February 4, 2025, Ms. Nader, Mr. Seavey, Mr. Waite and Mr. Eldersveld were awarded 90,253 shares of Restricted Stock in accordance with the 2025 Award as shown in the table below. The number of shares of Restricted Stock awarded was determined by dividing the dollar value of the award by the closing price of the Company's Common Stock on February 4, 2025, or $64.97 per share.

2025 Award
Approval Date: February 4, 2025
Award Date: February 4, 2025
Award Date Fair Value: $64.97
	Total Award	Time-Based Vesting(a)	Performance-Based Vesting(b)
Marguerite Nader	28,834	14,417	14,417
Paul Seavey	22,783	11,391	11,392
Patrick Waite	22,783	11,391	11,392
David Eldersveld	15,853	7,926	7,927
(a) One-third vests on February 3, 2026, one-third vests on February 2, 2027 and one-third vests on February 1, 2028.
(b) One-third vests on February 3, 2026, one-third vests on February 2, 2027 and one-third vests on February 1, 2028, subject to satisfaction of performance conditions as further discussed below.

50% of the 2025 Awards are time-based and will vest in equal annual installments on February 3, 2026, February 2, 2027 and February 1, 2028, subject to satisfaction of continuous service. The time-based portion of the 2025 Awards have a Grant Date Fair Value of $64.97 per share. The remaining one-half of the 2025 Awards provide for performance-based vesting and will vest in equal annual installments on February 3, 2026, February 2, 2027 and February 1, 2028, subject to the satisfaction of the applicable Service Period Requirement and the performance conditions to be established by the Compensation Committee at the beginning of each performance period in 2025, 2026 and 2027. Effective February 4, 2025, the Compensation Committee established the performance conditions for the 2025 performance period as follows: "Achieve Normalized FFO per Common Share (fully diluted) for the year ending December 31, 2025 between or in excess of $3.01 and $3.11."

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A and in the Company’s 2024 Form 10-K.
    Respectfully submitted,
    David Contis, Chair    Philip Calian    Constance Freedman    Radhika Papandreou

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table includes information concerning compensation paid to or earned for the year ended December 31, 2024 by the Company's Chief Executive Officer, Chief Financial Officer, and those other persons who were, at December 31, 2024, Executive Officers of the Company, who we collectively refer to as the NEOs.
The Company has not entered into any employment agreements with any of the NEOs. When setting total compensation for each of the NEOs, the Compensation Committee reviews all components of compensation, including equity and non-equity based compensation.
In January 2023, 2024 and 2025, the Compensation Committee approved the final short-term incentive plan (Cash Bonus) payments for each NEO as described below, with the substantial majority of such payments determined based on pre-established performance targets. Such annual performance-based Cash Bonus payments are characterized as "Non-Equity Incentive Plan Compensation" in the table below. The Stock Awards column reflects the grant date fair value of the Restricted Stock Awards granted to the NEOs, with the time-based portion of the Restricted Stock Awards being shown in the table in the year of grant and the performance-based portion of the Restricted Stock Awards being shown in the year in which the performance conditions were approved by the Compensation Committee.
For the years ended December 31, 2024, 2023 and 2022, for all the NEOs on an aggregate basis, Base Salary (Salary) accounted for approximately 17%, 16% and 16%, respectively, of total compensation; Equity Compensation (Stock Awards) accounted for approximately 45%, 47% and 50%, respectively, of total compensation; and Cash Bonus (Non-Equity Incentive Plan Compensation) accounted for approximately 38%, 37% and 34%, respectively, of total compensation.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Marguerite Nader President and Chief Executive Officer	2024	$688,372	$1,760,264	$1,775,985	$13,800	$4,238,421
	2023	$641,568	$1,846,322	$1,759,376	$13,200	$4,260,466
	2022	$616,985	$1,887,308	$1,546,808	$12,200	$4,063,301

Paul Seavey Executive Vice President and Chief Financial Officer	2024	$453,523	$1,390,818	$925,159	$13,800	$2,783,300
	2023	$422,686	$1,458,901	$916,859	$13,200	$2,811,646
	2022	$406,490	$1,491,272	$810,616	$12,200	$2,720,578

Patrick Waite Executive Vice President and Chief Operating Officer	2024	$453,523	$1,390,818	$925,159	$13,800	$2,783,300
	2023	$422,686	$1,458,901	$916,859	$13,200	$2,811,646
	2022	$406,490	$1,491,272	$810,616	$12,200	$2,720,578

David Eldersveld Executive Vice President, Chief Legal Officer and Corporate Secretary	2024	$453,523	$967,800	$925,159	$13,800	$2,360,282
	2023	$422,686	$991,864	$916,859	$13,200	$2,344,609
	2022	$406,490	$992,256	$810,616	$12,200	$2,221,562

(1)These amounts reflect the Grant Date Fair Value of Restricted Stock Awards, calculated in accordance with FASB ASC 718 based on the Company's closing stock price on the Grant Date. In accordance with FASB ASC 718, the performance-based portion of the 2022 Awards, 2023 Awards and 2024 Awards were deemed granted on the date on which the performance conditions were approved and deemed effective by the Compensation Committee at the target Grant Date value as the probability of achievement of the performance target at that time was 100%. The settlement on the Restricted Stock Awards is further described in the CD&A section of this Proxy Statement. All holders of Restricted Stock receive any dividends paid on such shares whether or not vested.
(2)A substantial majority of the NEOs’ annual short-term incentive plan Cash Bonus payment is based on pre-established performance targets as communicated to the NEOs at the beginning of the year, and therefore, such amounts are classified as non-equity incentive plan compensation in this table.

In February 2024, 2023 and 2022, the Compensation Committee approved the 2024, 2023 and 2022 bonus potential and performance targets, respectively. In January 2025, 2024 and 2023, after assessment of the achievement of such performance targets, the Compensation Committee approved and the NEOs received their annual Cash Bonus for each of the years ended December 31, 2024, 2023 and 2022, respectively. See the CD&A section of this Proxy Statement for further discussion of the 2024 performance targets.
On February 4, 2025, the Compensation Committee approved the 2025 Executive Bonus Plan. Information regarding the 2025 Executive Bonus Plan is included in the CD&A section of this Proxy Statement and in a Current Report on Form 8-K filed with the SEC on February 7, 2025.
There were no long-term non-equity incentive plan compensation awards granted to the NEOs in 2022, 2023, or 2024.
(3)Includes employer-matching contributions pursuant to the Equity LifeStyle Properties, Inc. Retirement Savings Plan of $13,800, $13,200 and $12,200 for the years ended December 31, 2024, 2023 and 2022, respectively.
Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards to the Company’s NEOs for the year ended December 31, 2024. All awards were approved on February 2, 2024 and the restricted stock awards were effective and awarded on February 6, 2024.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Marguerite Nader	02/02/24	(1)	—	1,540,463	2,121,996	—	—	—	—	—
	02/06/24		—	—	—	—	12,691	—	13,562	1,760,264

Paul Seavey	02/02/24	(1)	—	807,444	1,098,097	—	—	—	—	—
	02/06/24		—	—	—	—	10,027	—	10,716	1,390,818

Patrick Waite	02/02/24	(1)	—	807,444	1,098,097	—	—	—	—	—
	02/06/24		—	—	—	—	10,027	—	10,716	1,390,818

David Eldersveld	02/02/24	(1)	—	807,444	1,098,097	—	—	—	—	—
	02/06/24		—	—	—	—	6,977	—	7,457	967,800

(1)Payment of the 2024 awards was based on the achievement of the following performance targets: 14.0% related to achieving a benchmark in core MH revenues; 14.0% related to achieving a benchmark in core RV revenues; 14.0% related to achieving a benchmark in dues revenue and site and member optimization; 14.0% related to achieving a benchmark in core net operating income and expense control; 14.0% related to achieving a working capital benchmark and 30.0% was at the discretion of the Compensation Committee after evaluation of each NEO's performance, including an analysis of the achievement of strategic initiatives during the year. In addition, each NEO was awarded an additional amount upon partial achievement of the 2024 Stretch Goals. The 2024 maximum amounts represent the total potential bonus award. The 2024 target amounts reflect the non-discretionary portion of the 2024 Bonus Potential and the 2024 Stretch Goals. Payment of the 2024 awards was made in January 2025.
(2)These amounts reflect the number of shares of Restricted Stock granted to each NEO and include the performance-based portion of the 2022 Awards, 2023 Awards and 2024 Awards based on performance conditions approved and effective on February 6, 2024. These shares vested upon the achievement of the Normalized FFO per Common Share (fully diluted) target for the year ended December 31, 2024, such target being between $2.83 and $2.93.
(3)These amounts reflect the number of shares of Restricted Stock granted to each NEO and include the time-based portion of the 2024 Awards granted on February 6, 2024. These shares vested one-third on February 4, 2025 and will vest one-third on February 3, 2026 and one-third on February 2, 2027.
(4)This amount reflects the Grant Date Fair Value of Restricted Stock Awards calculated in accordance with FASB ASC 718 based on (i) the Company's closing stock price of $67.05 on February 6, 2024, (i.e., the grant date of the 2024 Awards) for the time-based portion of the 2024 Awards and (ii) the Grant Date Fair Value of $67.05 per share for the performance-based portion of the 2022 Awards, 2023 Awards and 2024 Awards when performance conditions were approved and effective on February 6, 2024.

Outstanding Equity Awards at Fiscal Year-End
The following table includes certain information with respect to the value of all non-vested Restricted Stock Awards previously awarded to the NEOs that were outstanding as of December 31, 2024. The NEOs have not been awarded stock options.

	Stock Awards (1)
Name	Awards	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Marguerite Nader	2022 Awards	3,989 (2)	$265,667	3,989 (2)	$265,667
	2023 Awards	8,361 (3)	$556,843	8,362 (4)	$556,909
	2024 Awards	13,562 (5)	$903,229	13,563 (6)	$903,296

Paul Seavey	2022 Awards	3,152 (2)	$209,923	3,152 (2)	$209,923
	2023 Awards	6,606 (3)	$439,960	6,607 (4)	$440,026
	2024 Awards	10,716 (5)	$713,686	10,717 (6)	$713,752

Patrick Waite	2022 Awards	3,152 (2)	$209,923	3,152 (2)	$209,923
	2023 Awards	6,606 (3)	$439,960	6,607 (4)	$440,026
	2024 Awards	10,716 (5)	$713,686	10,717 (6)	$713,752

David Eldersveld	2022 Awards	2,193 (2)	$146,054	2,193 (2)	$146,054
	2023 Awards	4,597 (3)	$306,160	4,598 (4)	$306,227
	2024 Awards	7,457 (5)	$496,636	7,457 (6)	$496,636

(1)The market value of Stock Awards that had not vested as of December 31, 2024 was based on a closing price of the Company’s Common Stock on December 31, 2024, or $66.60. Upon vesting of these stock awards, at the NEO's option, the Company will buy back a portion of the stock to provide the NEO with the ability to receive the vested stock net of applicable tax effects.
(2)The time-based portion and the performance-based portion of these 2022 Awards vested on January 31, 2025.
(3)The time-based portion of these 2023 Awards vested one-half on February 4, 2025 and will vest one-half on February 3, 2026, subject to the satisfaction of the Explicit Service Period requirement.
(4)The performance-based portion of these 2023 Awards vested one-half on February 4, 2025 and will vest one-half on February 3, 2026, subject to satisfaction of the Explicit Service Period requirement and performance criteria.
(5)The time-based portion of these 2024 Awards vested one-third on February 4, 2025, and will vest one-third on February 3, 2026 and one-third on February 2, 2027, subject to the satisfaction of the Explicit Service Period requirement.
(6)The performance-based portion of these 2024 Awards vested one-third on February 4, 2025, and will vest one-third on February 3, 2026 and one-third on February 2, 2027, subject to satisfaction of the Explicit Service Period requirement and the performance criteria.
Option Exercises and Stock Vested
The following table includes certain information with respect to the stock vested for each of the NEOs for the year ended December 31, 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Marguerite Nader	25,843	$1,723,747
Paul Seavey	20,421	$1,362,096
Patrick Waite	20,421	$1,362,096
David Eldersveld	13,568	$905,050

(1) Upon vesting of these stock awards, the Company purchased 9,300, 6,914, 6,915 and 4,061 shares from Ms. Nader, Mr. Seavey, Mr. Waite and Mr. Eldersveld, respectively, to pay their respective withholding taxes.

Potential Payments Upon Termination of Employment or Change In Control
None of our NEOs is entitled to any payment upon a change in control of the Company or a termination of employment.  However, the vesting of Restricted Stock awards is subject to acceleration upon a change of control of the Company or in the case of death or disability of the recipient.  The number of shares of restricted stock held by our NEOs that was not vested as of December 31, 2024 is shown in the "Outstanding Equity Awards at Fiscal Year-End" table of this Proxy Statement.  The NEOs have not been awarded stock options.
CEO Pay Ratio
We have estimated the ratio between our CEO's annual total compensation and the median annual total compensation for all employees (except our CEO) ("CEO Pay Ratio"). For purposes of determining the CEO Pay Ratio, we considered all active employees as of November 30, 2024, including full-time, part-time and temporary employees.
For 2024, the median of the annual total compensation of all employees of the Company (other than our CEO), was $37,728 and the annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $4,276,945, which amount includes the 2024 Award of 27,125 shares at an Award Date Fair Value of $67.05 per share, as further described in the CD&A section of this Proxy Statement. Based on this information, for 2024, the CEO Pay Ratio was estimated to be 113:1.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid (as defined in Item 402(v)) and the Company's performance.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based on:		Net Income (millions)(7)	Normalized Funds From Operations (millions)(8)
					Total Stockholder Return (5)	FTSE NAREIT All Equity REITs Index (6)
2024	$4,238,421	$4,208,452	$2,642,293	$2,621,579	$107	$118	$367.0	$572.9
2023	$4,260,466	$4,561,177	$2,655,967	$2,865,811	$110	$112	$314.2	$537.5
2022	$4,063,301	$3,280,347	$2,554,239	$2,012,288	$98	$101	$284.6	$513.1
2021	$4,138,489	$5,513,408	$2,400,219	$3,227,093	$130	$134	$262.5	$469.0
2020	$3,856,959	$3,425,510	$2,413,795	$2,128,993	$92	$95	$228.3	$408.3
(1)    These dollar amounts are the amounts of total compensation reported for Ms. Nader, our CEO and Principal Executive Officer ("PEO"), for each corresponding year in the "Total" column of the Summary Compensation Table. Refer to "Executive Compensation - Summary Compensation Table" of this Proxy Statement.
(2)    These dollar amounts represent the amount of "compensation actually paid" to Ms. Nader, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Ms. Nader during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Ms. Nader's total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Compensation Actually Paid to PEO
2024	$4,238,421	$(1,760,264)	$1,730,295	$4,208,452
2023	$4,260,466	$(1,846,322)	$2,147,033	$4,561,177
2022	$4,063,301	$(1,887,308)	$1,104,354	$3,280,347
2021	$4,138,489	$(1,826,474)	$3,201,393	$5,513,408
2020	$3,856,959	$(2,093,977)	$1,662,528	$3,425,510
(a)    The Grant Date Fair Value of equity awards represents the total of the amounts reported in the "Stock Awards" column in the Summary Compensation Table for the applicable year.

(b)    The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (v) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Condition in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments

2024	$1,748,450	$(48,659)	$(68,484)	$—	$98,988	$1,730,295
2023	$1,796,160	$75,616	$184,784	$—	$90,473	$2,147,033
2022	$1,604,212	$(314,377)	$(269,444)	$—	$83,963	$1,104,354
2021	$2,510,232	$721,856	$(81,275)	$(30,652)	$81,232	$3,201,393
2020	$1,806,077	$(312,737)	$87,320	$—	$81,868	$1,662,528
(3)    These dollar amounts represent the average of the amounts reported for the Company's NEOs as a group, excluding Ms. Nader, in the "Total" column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Mr. Seavey, Mr. Waite and Mr. Eldersveld; (ii) for 2023, Mr. Seavey, Mr. Waite and Mr. Eldersveld; (iii) for 2022, Mr. Seavey, Mr. Waite and Mr. Eldersveld; (iv) for 2021, Mr. Seavey, Mr. Waite, Mr. Roger Maynard, a former NEO, and Mr. Eldersveld; and (v) for 2020, Mr. Seavey, Mr. Waite and Mr. Maynard.
(4)    These amounts represent the average amount of "compensation actually paid" to the NEOs as a group, excluding Ms. Nader, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual average amount of compensation earned or paid to the NEOs as a group, excluding Ms. Nader, during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group, excluding Ms. Nader for each year to determine the compensation actually paid, using the same methodology described above in footnote 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments (a)	Average Compensation Actually Paid to Non-PEO NEOs
2024	$2,642,293	$(1,249,812)	$1,229,098	$2,621,579
2023	$2,655,967	$(1,303,222)	$1,513,066	$2,865,811
2022	$2,554,239	$(1,324,933)	$782,982	$2,012,288
2021	$2,400,219	$(1,143,444)	$1,970,318	$3,227,093
2020	$2,413,795	$(1,430,682)	$1,145,880	$2,128,993
(a)    The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Year over year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividend or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2024	$1,241,424	$(34,549)	$(48,062)	$—	$70,285	$1,229,098
2023	$1,267,815	$53,058	$128,335	$—	$63,858	$1,513,066
2022	$1,126,150	$(216,157)	$(185,623)	$—	$58,612	$782,982
2021	$1,571,547	$416,144	$(50,347)	$(17,882)	$50,856	$1,970,318
2020	$1,233,978	$(205,367)	$60,941	$—	$56,328	$1,145,880

(5)    Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company's share price at the end and the beginning of the measurement period by the Company's share price at the beginning of the measurement period.
(6)    Represents the TSR for the FTSE NAREIT All Equity REITs Index.
(7)    These amounts represent the amount of net income reflected in the Company's audited financial statements for the applicable year.
(8)    While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company's compensation programs, the Company has determined that Normalized FFO is the financial performance measure that, in the Company's assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company's NEOs, for the most recently completed fiscal year, to Company performance. See Appendix A to this Proxy Statement for a discussion and reconciliation of Normalized FFO to the most directly comparable GAAP measure.
Financial Performance Measures
As described in greater detail in the CD&A section of this Proxy Statement, the Company's executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company's NEOs, for the year ended December 31, 2024, to the Company's performance are as follows:

● Normalized FFO
● Core MH Revenues
● Core RV Revenues
● Core Net Operating Income
Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in the CD&A section of this Proxy Statement, the Company's executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not present in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company's performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relations between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR of the Company:
As demonstrated by the following graph, the amount of compensation actually paid to Ms. Nader and the average amount of compensation actually paid to the Company's NEOs as a group, excluding Ms. Nader, is aligned with the Company's cumulative TSR over the three years presented in the table. The alignment of compensation actually paid with the Company's cumulative TSR over the period presented is because a significant portion of the compensation actually paid to Ms. Nader and to the other NEOs is comprised of equity awards. As described in more detail in the CD&A section of this Proxy Statement, the Company targets that approximately 45% of the value of total compensation awarded to the NEOs is comprised of equity awards with 50% being time-based and 50% being performance-based.
Compensation Actually Paid and Net Income:
The following chart shows the relationship of the compensation actually paid to our CEO and the average compensation actually paid to our other NEOs as compared to Net Income. As described in more detail in the CD&A section of this Proxy Statement, the Company targets that approximately 38% of the value of total compensation awarded to the NEOs consists of amounts determined under the Company's short-term incentive compensation program.

Compensation Actually Paid and Normalized FFO:
The following chart shows the relationship of the compensation actually paid to our CEO and the average compensation actually paid to our other NEOs as compared to Normalized FFO. See Appendix A to this Proxy Statement for a discussion and reconciliation of Normalized FFO to the most directly comparable GAAP measure. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company's compensation programs, the Company has determined that Normalized FFO is the financial measure that, in the Company's assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company's NEOs, for the year ended December 31, 2024, to Company performance. The Company utilizes Normalized FFO when setting goals in the Company's short-term incentive compensation program, as well as for setting goals for performance-based Restricted Stock that are awarded to the NEOs. As described in more detail in the CD&A section of this Proxy Statement, the Company targets that approximately 38% of the value of total compensation awarded to the NEOs consists of amounts determined under the Company short-term incentive compensation program and approximately 45% of the value of total compensation awarded to the NEOs is to be comprised of equity awards of which 50% of the equity awards are performance-based Restricted Stock.
Cumulative TSR of the Company and FTSE NAREIT All Equity REITs Index:
As demonstrated by the following graph, the Company's cumulative TSR over the five-year period presented in the table was $107, which was aligned with the FTSE NAREIT All Equity REITs Index over the five years presented in the table.

Narrative Disclosure of the Company's Compensation Policies and Practices as They Relate to Risk Management
The Compensation Committee has reviewed the Company's compensation policies and practices and believes it has taken reasonable and appropriate actions to mitigate the risk that the Company’s compensation policies and practices would lead to conduct that would have an unintended material adverse effect on the Company. The assessment included a review of the components of the NEOs compensation. For the Base Salary component, the Compensation Committee believes the following mitigates the incentive for risky behavior: (i) Base Salary is a relatively small portion of total compensation for the NEOs, and (ii) the NEOs and employees have signed the Company's Employee Handbook and Business Ethics and Conduct Policy agreeing to maintain the highest standards of personal and professional integrity at all times and to comply with the Company’s policies and procedures. For the performance-based Cash Bonus, the Compensation Committee believes the following mitigates the incentive for risky behavior: (i) the Cash Bonus targets are tied to near-term operational goals that the Compensation Committee believes promote long-term growth of the Company and increased stockholder value and are not generally susceptible to accounting risk; and (ii) a portion of the Cash Bonus is payable at the discretion of the Compensation Committee based on the achievement of strategic initiatives. For the Equity Compensation component, the Compensation Committee believes the following mitigates the incentive for risky behavior: (i) the Board has previously established share ownership guidelines for the NEOs to align their interests with those of the stockholders; (ii) the grants and terms of restricted stock are established by the Compensation Committee; and (iii) the Compensation Committee granted restricted stock rather than options to limit the risky behavior associated with trying to maximize stock price. In addition, there are no formulaic compensation arrangements that could create unintended compensation and the Compensation Committee has the ability to exercise discretion over all pay; the CEO meets regularly with the Compensation Committee and quarterly with the Compensation Committee, Strategic Planning and Audit Committee chairpersons; the Company's Internal Audit department performs property and other corporate audits to ensure compliance with policies and procedures; the Company maintains a whistleblower hotline; and quarterly disclosure meetings are held with the Executive Officers and senior management for the purpose of allowing full disclosure of information that may impact the financial statements and related disclosures.
Compensation Recovery
On January 22, 2024, the Company filed an amendment to its Form 10-K for the year ended December 31, 2022 originally filed on February 21, 2023, and amendments to its Form 10-Qs for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023 (collectively, the "Original Reports"), to restate certain financial information in its previously issued financial statements in the Original Reports. The Company determined that the restatement would not result in the recovery of any compensation under the Compensation Recovery Policy because the restatement did not impact any of the performance targets related to Cash Bonuses or Equity Compensation and, therefore, did not result in any erroneously awarded compensation as defined in the Compensation Recovery Policy.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee members for the year ended December 31, 2024 included Mr. Calian, Mr. Contis, and Ms. Freedman. In addition, Ms. Sheli Rosenberg was a member of the Compensation Committee until her retirement on April 30, 2024, and Ms. Papandreou has been a member of the Compensation Committee since April 30, 2024. None of the members has ever been an officer or employee of the Company or any of its subsidiaries, and no "compensation committee interlocks" existed during 2024.

PROPOSAL NO. 3
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act requires the Company to allow stockholders an opportunity to cast a non-binding, advisory vote on executive compensation as disclosed in this Proxy Statement. The following proposal, commonly known as a "Say on Pay" proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to the Company's fiscal 2024 executive compensation programs and policies and the compensation paid to the named executive officers.
"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC's rules and regulations, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is, hereby approved on a non-binding advisory basis."
As discussed in the CD&A section of this Proxy Statement, the primary objectives of our executive compensation program are to attract and retain qualified executive officers who are accountable for the performance of the Company and to promote an ownership mentality among our Executive Officers. The compensation of our Executive Officers reflects the success of our management team in attaining certain operational goals which leads to the success of the Company and serves the best interests of our stockholders.
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year's annual compensation to the named executive officers. Your non-binding, advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company's executive compensation programs with the interests of the Company and its stockholders, and is consistent with our commitment to high standards of corporate governance.
At the 2023 annual meeting of stockholders, the Company's stockholders expressed a preference that non-binding, advisory votes on executive compensation occur every year. Consistent with this preference and past practice, the Board determined to implement non-binding advisory votes on executive compensation on an annual basis. The next "Say on Pay" vote will occur at the 2026 annual meeting of stockholders.
Vote Required
Non-binding, advisory approval of this Say on Pay Proposal requires the affirmative vote of a majority of the votes cast by stockholders of record. Because the vote on this proposal is non-binding and advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Board; it will not create or imply any additional duty on the part of the Board, and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. To the extent there is any significant vote against our NEOs' compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
Board of Directors Recommendation
The Board unanimously recommends a vote "FOR" approval, on a non-binding, advisory basis, of the executive compensation of our named executive officers as disclosed in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information with respect to each person known to us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of February 14, 2025.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Class
The Vanguard Group, Inc. (1)	24,828,536	13.0%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
BlackRock, Inc. (2)	23,546,572	12.3%
55 East 52nd Street
New York, New York 10055
Aristotle Capital Management, Inc. (3)	11,086,915	5.8%
11100 Santa Monica Blvd., Suite 1700
Los Angeles, California 90025
State Street Corporation (4)	10,798,995	5.6%
1 Congress Street, Suite 1
Boston, Massachusetts 02114
(1)Pursuant to a Schedule 13G/A filed with the SEC for calendar year 2024, The Vanguard Group, Inc. is the beneficial owner of 24,828,536 shares of Common Stock and has shared voting power over 273,047 shares of Common Stock and sole dispositive power over 24,275,247 shares of Common Stock.
(2)Pursuant to a Schedule 13G/A filed with the SEC for calendar year 2024, BlackRock, Inc. is the beneficial owner of 23,546,572 shares of Common Stock and has sole voting power over 22,328,081 shares of Common Stock and sole dispositive power over 23,546,572 shares of Common Stock.
(3)Pursuant to a Schedule 13G filed with the SEC for calendar year 2024, Aristotle Capital Management, Inc. is the beneficial owner of 11,086,915 shares of Common Stock and has sole voting power over 10,327,598 shares of Common Stock and sole dispositive power over 11,086,915 shares of Common Stock.
(4)Pursuant to a Schedule 13G filed with the SEC for calendar year 2024, State Street Corporation is the beneficial owner of 10,798,995 shares of Common Stock and has shared voting power over 8,268,467 shares of Common Stock and shared dispositive power over 10,775,195 shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table sets forth, as of February 14, 2025, certain information with respect to the Common Stock that may be deemed to be beneficially owned by each Director of the Company, by the NEOs and by all such Directors and NEOs as a group. The address for each of the Directors and NEOs is c/o Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the Common Stock set forth in the following table.

Name of Beneficial Holder	Shares of Common Stock (1)	Common Stock Shares Upon Exercise of Options (2)	Total Shares of Common Stock	Percentage of Common Stock Class (3)
Andrew Berkenfield	5,986	15,305	21,291	*
Derrick Burks	7,314	—	7,314	*
Philip Calian	215,960	—	215,960	*
David Contis (4)	24,711	—	24,711	*
David Eldersveld	101,116	—	101,116	*
Constance Freedman	8,928	34,188	43,116	*
Thomas Heneghan (5)	400,616	—	400,616	*
Marguerite Nader	264,390	—	264,390	*
Radhika Papandreou	2,529	—	2,529	*
Scott Peppet (6)	9,555	—	9,555	*
Paul Seavey	94,178	—	94,178	*
Patrick Waite	235,879	—	235,879	*
Directors and Executive Officers as a group (12 persons)	1,371,162	49,493	1,420,655	0.7%
* Less than 1%
(1)    The Operating Partnership is the entity through which the Company conducts substantially all of its operations. Certain limited partners of the Operating Partnership own OP Units which are exchangeable for an equivalent number of shares of Common Stock. The shares of Common Stock beneficially owned includes OP Units that can be exchanged for an equivalent number of shares of Common Stock.
(2)    The amounts shown in this column reflect shares of Common Stock underlying options, which are currently exercisable or exercisable within 60 days of the Record Date.
(3)    In accordance with SEC regulations governing the determination of beneficial ownership of securities, the percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.
(4)    20,798 shares of Common Stock are held by the Contis Family Trust and 1,000 shares of Common Stock are held by Mr. Contis in custodial accounts for his grandchildren.
(5)    Includes 298,980 shares of Common Stock beneficially owned by Mr. Heneghan's spouse, as to which Mr. Heneghan disclaims beneficial ownership.
(6)    Mr. Peppet's daughter beneficially owns 190 shares of Common Stock, as to which Mr. Peppet disclaims beneficial ownership.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:    Why did I receive these materials?
A:    Pursuant to the SEC notice and access rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about March 20, 2025, we will begin mailing to all stockholders of record at the close of business on the Record Date a Notice of Internet Availability of Proxy Materials (the "Notice"). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a set of the proxy materials in printed form by mail or electronically by email at no charge. Instructions on how to access the proxy materials over the Internet and how to request printed copies are included in the Notice.
Q:    How can I get electronic access to the proxy materials?
A:    The Notice will provide you with instructions regarding how to:
•View our proxy materials for the Annual Meeting on the Internet; and
•Instruct us to send our future proxy materials to you electronically by email.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Q:    Who Is Entitled to Vote?
A:    You are entitled to vote your shares of the Company's Common Stock on the Proposals if you held your shares of Common Stock at the close of business on the Record Date, February 14, 2025. As of the Record Date, a total of 191,142,869 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock entitles its holder to cast one vote for each matter to be voted upon.
Q:    What Is Required to Hold the Annual Meeting?
A:    The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting business to be conducted at the Annual Meeting. If you have returned valid proxy instructions or you attend the Annual Meeting and vote virtually, your shares of Common Stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the Annual Meeting.
Q:    How Do I Vote?
A:    Your vote is important. Stockholders can vote virtually at the Annual Meeting or by proxy. Stockholders can authorize a proxy to vote online over the Internet by following the instructions provided in the Notice, or if you requested printed copies of the proxy materials, you can also authorize a proxy by using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your Notice or proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. If you authorize a proxy over the Internet or by telephone, you do NOT need to return your proxy card. If you authorize a proxy, the individuals named on the proxy card as representatives will vote your shares of Common Stock in the manner you indicate. You may specify whether your shares of Common Stock should be voted for all, some or none of the nominees for Director and whether your shares of Common Stock should be voted for or against the other proposals. Stockholders who wish to vote virtually at the Annual Meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares of Common Stock of record.
Q:    Can I Change or Revoke My Proxy?
A:    Yes, you may change your proxy at any time before the Annual Meeting by timely delivery of a properly executed, later-dated proxy (including Internet or phone proxy) or by voting virtually at the Annual Meeting. You may also revoke your proxy by filing a written notice with our Corporate Secretary at our address at any time before the Annual Meeting. The powers of the proxy holders will be suspended if you attend the Annual Meeting virtually and request that they be so suspended. However, attendance (without further action) at the Annual Meeting will not by itself revoke a previously granted proxy.

Q:    How Do I Attend the Virtual Annual Meeting?
A:    Broadridge Financial Institutions ("Broadridge") will host the virtual Annual Meeting. In order to attend the virtual Annual Meeting, vote during the Annual Meeting and submit questions, please log into the meeting platform at: www.virtualshareholdermeeting.com/ELS2025 as further described below.
The virtual Annual Meeting will begin promptly at 9:00 a.m. Central Time on Tuesday, April 29, 2025, and online access will begin at 8:45 a.m. Central Time. We encourage you to access the virtual Annual Meeting prior to the start time. Broadridge will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting.
Q:    Vote is Needed to Approve Each Proposal?
A:    Following are the votes needed to approve each Proposal at the Annual Meeting. For all Proposals a quorum must be present at the Annual Meeting.
Proposal 1:    The affirmative vote of a plurality of all the votes cast by stockholders of record is necessary to elect each of the nine (9) nominees for director.
Proposal 2:    The affirmative vote of a majority of all the votes cast by stockholders of record is required to ratify the selection of Ernst & Young as our Independent Accountants for the year ending December 31, 2025.
Proposal 3:    The affirmative vote of a majority of all the votes cast by stockholders of record is required to approve, on a non-binding, advisory basis, the executive compensation of our named executive officers as disclosed in this Proxy Statement.
Other Matters:    The affirmative vote of a majority of all the votes cast by stockholders of record is required to approve any other matters properly presented at the Annual Meeting for stockholder approval.
We will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote "for" or "against" any matter being voted on at the Annual Meeting and will not be counted as "votes cast." Therefore, abstentions will have no effect on any of the Proposals, assuming a quorum is present. A vote that is "withheld" will have the same effect as an abstention. Broker "non-votes," or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares of Common Stock on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Meeting. If you are a beneficial owner whose shares of Common Stock are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares of Common Stock on Proposal No. 2 even if the broker does not receive voting instructions from you. However, under NYSE rules, your broker does not have discretionary authority to vote on Proposals No. 1 and No. 3 without instructions from you, in which case a broker "non-vote" will occur and your shares of Common Stock will not be voted on these matters. None of the Proposals, if approved, entitle any of the stockholders to appraisal rights under Maryland law.
Q:    How is My Vote Counted?
A:    If you properly execute a proxy by mail, telephone or over the Internet, and if we receive it prior to voting at the Annual Meeting, the shares of Common Stock that the proxy represents will be voted in the manner specified in the proxy. If no specification is made, the shares of Common Stock will be voted "for" all nominees named in this Proxy Statement for election as director, "for" ratification of the selection of Ernst & Young as our Independent Accountants for the year ending December 31, 2025 and "for" approval on a non-binding, advisory basis of the executive compensation disclosed in this Proxy Statement. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted as recommended by the Board, or if there is no recommendation, in the discretion of the proxy holders. No valid stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Q:    Who is Soliciting My Proxy?
A:    This solicitation of proxies is made by and on behalf of the Board. We will pay the cost of solicitation of the proxies. We have retained MacKenzie Partners, Inc. to assist, at a de minimis cost, in the solicitation of proxies. In addition to the solicitation of proxies by mail, our Directors, officers and employees may solicit proxies personally or by telephone at a de minimis cost.
No person is authorized on our behalf to give any information or to make any representations with respect to the Proposals other than the information and representations contained in this Proxy Statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized, and the delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.
ADDITIONAL INFORMATION
Certain Relationships and Related Transactions
The Audit Committee is responsible for reviewing and approving all material transactions with any related party. Related parties include any of our Directors or Executive Officers and their immediate family members. Our policy regarding related party transactions is outlined in our Business Ethics and Conduct Policy, a copy of which can be found on the Company’s website. Our Business Ethics and Conduct Policy requires all Directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the Company’s Executive Vice President, Chief Legal Officer and Corporate Secretary. Further, to identify related party transactions, we submit and require our Directors and Executive Officers to complete Director and Officer Questionnaires identifying any transactions with us in which the Director, Executive Officer, or their family members have an interest.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's Executive Officers and Directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes of ownership with the SEC and the NYSE. Executive Officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on the Company's review of the copies of those forms received by the Company, or written representations from Executive Officers and Directors that no Forms 5 were required to be filed for the fiscal year ended December 31, 2024, all appropriate Section 16(a) forms were filed in a timely manner.
Stockholder Proposals for the 2026 Annual Meeting
Stockholder proposals intended to be presented at the 2026 annual meeting of stockholders must be received by our Corporate Secretary no later than November 20, 2025 in order to be considered for inclusion in the Company's Proxy Statement and on the proxy card that will be solicited by the Board in connection with the 2025 annual meeting of stockholders. Subject to satisfying the requirements specified in the proxy access provisions of the Bylaws, in order for a stockholder's nominee for election as a Director to be included in the Company's proxy materials for an annual meeting of stockholders, notice must generally be given to our Corporate Secretary not earlier than the 150th day nor later than the 120th day prior to the first anniversary of the date that the Company’s proxy statement was released to stockholders in connection with the preceding year's annual meeting of stockholders. Therefore, the deadline for submitting nominees to be considered for inclusion in the Proxy Statement and on the proxy card pursuant to the proxy access provisions of the Bylaws is no earlier than October 21, 2025 and no later than November 20, 2025.
In addition, if a stockholder desires to bring business before an annual meeting of stockholders, which is not the subject of a proposal for inclusion in the Company's proxy materials, or to nominate a candidate for election as a Director other than pursuant to the proxy access provisions of the Bylaws, the stockholder must follow the advance notice procedures outlined in the Bylaws. The Company's current Bylaws provide that in order for a stockholder to nominate a candidate for election as a Director at an annual meeting of stockholders or propose business for consideration at such annual meeting of stockholders, notice, including all information required by Exchange Act Rule 14a-19, must generally be given to our Corporate Secretary not earlier than the 120th day nor later than 5:00 p.m. Eastern Time on the 90th day prior to the first anniversary of the preceding year's annual meeting of stockholders. The 2025 Annual Meeting is scheduled for April 29, 2025. Therefore, if a stockholder desires to present a proposal for the 2026 annual meeting of stockholders without seeking to include the proposal in the

Company's proxy materials or to nominate a candidate for election as a Director other than pursuant to the proxy access provisions of the Bylaws, the Company must receive notice of the proposal or nomination no earlier than December 30, 2025 and no later than 5:00 p.m. Eastern Time on January 29, 2026. Copies of the Bylaws may be obtained from our Corporate Secretary by written request.
2024 Annual Report
Stockholders are concurrently being furnished with a copy of the Company's 2024 Annual Report and Annual Report on Form 10-K. Additional copies of the 2024 Annual Report and Annual Report on Form 10-K and of this Proxy Statement are available at https://materials.proxyvote.com/29472R or by contacting Equity LifeStyle Properties, Inc, Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@equitylifestyle.com). Copies will be furnished promptly at no additional expense.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single Notice of Annual Meeting of Stockholders will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate notice, please notify us, by directing your request to: Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606; Attn: David Eldersveld, Corporate Secretary, Telephone: 312-279-1400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.
Other Matters
The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their discretion on such matters.

    By Order of the Board of Directors

    David P. Eldersveld
    Executive Vice President, Chief Legal Officer and
    Corporate Secretary

March 18, 2025
Chicago, Illinois

Appendix A
Supplemental Information for the Compensation Discussion and Analysis in the
Proxy Statement for the 2025 Annual Meeting of Stockholders
INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO MOST DIRECTLY COMPARABLE GAAP MEASURES
The "Proxy Statement Summary," "Compensation Discussion and Analysis" and "Pay Versus Performance" sections of this Proxy Statement contain Normalized Funds from Operations ("Normalized FFO"), a non-GAAP financial measure. Funds from Operations ("FFO") is a non-GAAP financial measure. We define FFO as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, depreciation and amortization related to real estate, impairment charges and adjustments to reflect our share of FFO of unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with our interpretation of standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.
We believe FFO, as defined by the Board of Governors of NAREIT, is generally a measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
We define Normalized FFO as FFO excluding non-operating income and expense items, such as gains and losses from early debt extinguishment, including prepayment penalties, defeasance costs, transaction/pursuit costs, and other miscellaneous non-comparable items. Normalized FFO presented herein is not necessarily comparable to Normalized FFO presented by other real estate companies due to the fact that not all real estate companies use the same methodology for computing this amount.
We believe that FFO and Normalized FFO are helpful to investors as supplemental measures of the performance of an equity REIT. We believe that by excluding the effect of gains or losses from sales of properties, depreciation and amortization related to real estate and impairment charges, which are based on historical costs and may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. We further believe that Normalized FFO provides useful information to investors, analysts and our management because it allows them to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences not related to our normal operations. For example, we believe that excluding the early extinguishment of debt and other miscellaneous non-comparable items from FFO allows investors, analysts and our management to assess the sustainability of operating performance in future periods because these costs do not affect the future operations of the properties. In some cases, we provide information about identified non-cash components of FFO and Normalized FFO because it allows investors, analysts and our management to assess the impact of those items.
We use income from property operations, income from property operations, excluding property management and Core Portfolio income from property operations, excluding property management, as alternative measures to evaluate the operating results of our Properties. Income from property operations represents rental income, membership subscriptions and upgrade sales, utility and other income less property and rental home operating and maintenance expenses, real estate taxes, membership sales and marketing expenses and property management expenses. Income from property operations, excluding property management, represents income from property operations excluding property management expenses. Property management represents the expenses associated with indirect costs such as off-site payroll and certain administrative and professional expenses. We believe exclusion of property management expenses is helpful to investors and analysts as a measure of the operating results of our properties, excluding items that are not directly related to the operation of the properties. For comparative purposes, we present bad debt expense within Insurance and other in the current and prior periods. We believe that this Non-GAAP financial measure is helpful to investors and analysts as a measure of the operating results of our properties.

Our core portfolio consists of properties owned and operated during all of 2023 and 2024. Our non-core portfolio includes all Properties that were not owned and operated during all of 2023 and 2024, including six properties in Florida impacted by Hurricane Ian and two properties in California that were impacted by storm and flooding events.
Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flows from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.
The following table presents a calculation of FFO available for Common Stock and OP Unit holders and Normalized FFO available for Common Stock and OP Unitholders for the years ended December 31, 2024, 2023, 2022, 2021 and 2020:
Net Income to FFO and Normalized FFO Reconciliation (in millions)

	2024	2023	2022	2021	2020
Net income available for Common Stockholders	$367.0	$314.2	$284.6	$262.5	$228.3
Income allocated to non-controlling interests - Common OP Units	17.8	15.5	14.2	13.5	13.1
Depreciation and amortization	203.9	203.7	202.4	188.4	155.1
Depreciation on unconsolidated joint ventures	4.8	4.6	3.9	1.1	0.7
Gain on unconsolidated joint ventures	—	(0.4)	—	—	(1.2)
Loss (Gain) on sale of real estate, net	2.5	3.6	—	0.1	—
FFO available for Common Stock and OP Unit holders	596.0	541.2	505.1	465.6	396.0
Insurance proceeds due to catastrophic weather event and other, net	(22.1)	—	—	—	—
Other items	(6.8)	—	—	—	—
Early debt retirement	5.8	0.1	1.1	2.8	10.8
Lease termination expenses	—	0.1	3.1	—	1.5
Transaction/pursuit costs	0.4	0.3	3.8	0.6	—
Deferred tax benefit	(0.4)	(10.5)	—	—	—
Accelerated vesting of stock-based compensation expense	—	6.3	—	—	—
Normalized FFO available for Common Stock and OP Unit holders	$572.9	$537.5	$513.1	$469.0	$408.3

The following table reconciles net income available for Common Stockholders to income from property operations, excluding property management for the years ended December 31, 2024, 2023, 2022 and 2021:

	2024	2023	2022	2021
Net income available for Common Stockholders	$367.0	$314.2	$284.6	$262.5
Redeemable preferred stock dividends	—	—	—	—
Income allocated to non-controlling interests - Common OP Units	17.8	15.5	14.2	13.5
Consolidated net income	384.8	329.7	298.8	276.0
Equity in income of unconsolidated joint ventures	(6.2)	(2.7)	(3.4)	(3.9)
Income tax benefit	(0.4)	(10.5)	—	—
(Gain)/Loss on sale of real estate and impairment, net	2.5	3.5	—	0.1
Gross revenues from home sales, brokered resales and ancillary services	(117.7)	(145.2)	(180.2)	(152.5)
Interest income	(9.2)	(9.0)	(7.4)	(7.0)
Income from other investments, net	(8.3)	(8.7)	(8.5)	(4.5)
Property management	78.1	76.2	74.0	66.0
Depreciation and amortization	203.9	203.7	202.4	188.4
Cost of home sales, brokered resales and ancillary services	84.8	107.7	139.0	120.6
Home selling expenses and ancillary operating expenses	27.7	27.4	27.3	23.5
General and administrative	38.5	47.3	44.9	39.6
Casualty-related charges/(recoveries), net	(21.0)	—	—	—
Other expenses	5.5	5.8	8.6	4.2
Other items	(6.8)	—	—	—
Early debt retirement	5.8	0.1	1.2	2.8
Interest and related amortization	137.7	132.3	116.6	108.7
Income from property operations, excluding property management	$799.7	$757.6	$713.3	$662.0

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 PM ET on April 28, 2025 for shares held directly and by 11:59 PM ET on April 17, 2025 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ELS2025**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 PM ET on April 28, 2025 for shares held directly and by 11:59 PM ET on April 17, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Nine (9) Directors

Nominees

01) Andrew Berkenfield
02) Derrick Burks
03) Philip Calian
04) David Contis
05) Constance Freedman
06) Thomas Heneghan
07) Marguerite Nader
08) Radhika Papandreou
09) Scott Peppet

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the selection of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for 2025.	☐	☐	☐
3. Approval on a non-binding, advisory basis of our executive compensation as disclosed in the Proxy Statement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000664314_1 R1.0.0.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

EQUITY LIFESTYLE PROPERTIES, INC.
Annual Meeting of Stockholders
April 29, 2025 9:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned stockholder of Equity LifeStyle Properties, Inc., a Maryland corporation (the "Company"), hereby appoints THOMAS HENEGHAN and MARGUERITE NADER, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 29, 2025, at 9:00 AM CDT (the "Meeting"), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director and "for" Proposals 2 and 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side

0000664374_2 R1.0.0.2